UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

BERRY PETROLEUM COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Berry Petroleum Company Shareholder:

It is our pleasure to invite you to Berry Petroleum Company’s 2012 Annual Meeting of Shareholders. This year’s meeting will be held on Wednesday, May 16, 2012 at 10:00 a.m. (MDT), at the Ritz Carlton Hotel at 1881 Curtis Street, Denver, Colorado. At the meeting we will focus on the business items listed in the notice of the meeting, which is contained on the cover page of this Proxy Statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to the shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our annual meeting. On April 6, 2012, we expect to also mail to our shareholders a Notice containing instructions on how to access our 2012 Proxy Statement and Annual Report and vote online. As we did last year we have elected to send a full paper copy of the Proxy Statement and Annual Report to our registered shareholders. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

This Proxy Statement is being mailed or transmitted on or about April 6, 2012 to the Company’s shareholders of record on March 19, 2012.

Sincerely,

Martin H. Young, Jr. Chairman of the Board	Robert F. Heinemann President and Chief Executive Officer

BERRY PETROLEUM COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 16, 2012
10:00 a.m., MDT
Ritz Carlton Hotel
1881 Curtis Street
Denver, Colorado 80202

AGENDA:

1.	To elect the 10 directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012;
3.	Approve in a non-binding advisory vote the Company’s executive compensation program;
4.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record March 19, 2012 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET
•	BY TELEPHONE
•	BY RETURNING YOUR PROXY CARD

April 6, 2012
Denver, Colorado

By Order of our Board of Directors
Davis O’Connor Vice President, General Counsel and Secretary

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at http://materials.proxyvote.com/085789 up until the close of voting.

i

Proxy Statement for the
Annual Meeting of Shareholders of
BERRY PETROLEUM COMPANY

To Be Held on Wednesday, May 16, 2012

SOLICITATION

This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively our Board and we, us or the Company) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 16, 2012, or at any adjournment thereof (the Annual Meeting or Meeting) pursuant to the Notice of Annual Meeting of Shareholders for said Meeting. This Proxy Statement and the proxies solicited hereby were first sent by mail or made available to shareholders entitled to vote at the Annual Meeting on or about April 6, 2012.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE VOTE YOUR PROXY CARD VIA THE TELEPHONE OR INTERNET.

VOTING SECURITIES

The Board of Directors has fixed March 19, 2012 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of March 19, 2012 there were 54,114,472 outstanding shares of our capital stock, consisting of 52,316,688 and 1,797,784 shares of our Class A Common Stock, par value $0.01 per share (Class A Common Stock or Common Stock), and our Class B Stock (Class B Stock, and together with Class A Common Stock, Capital Stock), par value $0.01 per share, respectively.

Except in limited circumstances, our Certificate of Incorporation provides that all of our Capital Stock will vote together as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Class A Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote.

Holders of our Capital Stock are entitled to cumulative voting rights for election of directors. Cumulative voting rights entitle a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares of Capital Stock owned by such shareholder. A shareholder may cast all of such shareholder’s votes for one candidate or may distribute the votes among two or more candidates. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card or ballot. If you hold shares of Common Stock in “street name” and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card or voting instruction card with no further instructions, Robert F. Heinemann or Davis O. O’Connor, or their successors as appointed by our Board of Directors, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of nominees selected by us which may be elected by cumulative voting.

Cumulative voting applies only to the election of Directors. For all other matters, each share of Common Stock outstanding as of the close of business on the record date is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote as described below.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

I am a beneficial shareholder; why did I just receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to beneficial owners of Capital Stock. All beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, shareholders may request, by calling Broadridge Financial Solutions, Inc. (Broadridge) at the number listed on the Notice, to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I access the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the internet; and
•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Our Board of Directors has fixed March 19, 2012 as the record date for the Annual Meeting. Only holders of record of our Capital Stock at the close of business on March 19, 2012 may vote at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on the record date and holders of Class B Stock are entitled to 95% of one vote for each share of Class B Stock held on the record date.

A list of shareholders of record entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of 10 days before the Annual Meeting at our corporate offices at 1999 Broadway, Suite 3700, Denver, Colorado 80202, and at the time and place of the Annual Meeting.

What if I hold my shares in “street name”?

If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), the broker holding such shares must vote according to specific instructions they receive from you. If you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on executive compensation are not considered “routine” matters and, therefore, your broker will not have the discretionary authority to vote your shares in those matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker. Your broker will have the discretionary authority to vote for the ratification of the appointment of PwC as our independent registered public accountants if you have not given your broker specific instructions as to how to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the voting power of our Capital Stock entitled to vote at the meeting must be present, in person or by proxy, at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 52,316,688 shares of our Class A Common Stock and 1,797,784 shares of Class B Stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or
•	have properly submitted your proxy card by mail or voted your proxy card by telephone or via the internet prior to the Annual Meeting.

Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	Proposal 1 — Election of Directors. The election of the 10 director nominees named in this Proxy Statement to our Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified;
•	Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accountants for the year ending December 31, 2012;
•	Proposal 3 — Non-binding Advisory Vote on Executive Compensation. The non-binding advisory vote on executive compensation as discussed and disclosed in “Compensation Discussion and Analysis” and the executive compensation tables (together with the accompanying narrative disclosure); and
•	Such other business as may be properly brought before the meeting or any adjournment thereof.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of our Capital Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	Proposal 1 — Election of Directors. “FOR ALL” of the Director nominees named in this Proxy Statement;
•	Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2012; and
•	Proposal 3 — Non-binding Advisory Vote on the Company’s Executive Compensation Program. “FOR” the non-binding advisory vote on the Company’s executive compensation program as described and disclosed in “Compensation Discussion and Analysis” and the executive compensation tables (together with the accompanying narrative disclosure).

How many votes are required to approve each proposal?

•	Proposal 1 — Election of Directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the ten nominees who receive the largest number of “FOR” votes cast will be elected as Directors.
•	Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PwC for the year ending December 31, 2012 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.
•	Proposal 3 — Non-binding Advisory Vote on the Company’s Executive Compensation Program. The non-binding advisory vote on the Company’s executive compensation program requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Even though your vote is advisory and therefore will not be binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding Executive compensation.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our Director nominees. Abstentions and broker non-votes will have no effect on the director elections.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2, the ratification of the appointment of PwC, and Proposal 3, the non-binding advisory vote on the Company’s executive compensation program. An abstention will have the same effect as a vote against Proposals 2 and 3, but broker non-votes will not have an effect on such proposals.

All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions given. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

What are “broker non-votes”?

Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or internet by following the instructions on the enclosed proxy card.

If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Investor Communications Services online program. This program provides eligible shareholders that hold shares in “street name” the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive proxy materials via the internet will receive an e-mail on or about April 6, 2012 with information explaining how to access the proxy materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a form of proxy card in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card or otherwise to vote via the telephone or internet so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting.

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in “street name”) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive or otherwise vote each proxy card via the telephone or internet.

How do I revoke my proxy and change my vote?

You may revoke your proxy at any time before the meeting. Your method of doing so will depend upon how you originally voted:

•	By Internet — Log in and resubmit your vote — Broadridge will only count the last instructions;
•	By Telephone — Call and resubmit your vote — Broadridge will only count the last instructions; or

•	By Mail — You must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as noted on the Notice, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written notices, you must include the control number that is printed on the upper portion of the proxy card.

Unless otherwise directed in the accompanying proxy card, persons named therein will vote “FOR” the election of the ten Director nominees listed under the Nominees for Election section below, “FOR” the ratification of the appointment of PwC as our independent registered public accountants, and “FOR” the approval of the Company’s executive compensation program as discussed in “Compensation Discussion and Analysis” and the executive compensation tables (together with the accompanying narrative disclosure). As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of our Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

Our Directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, the 10 Directors nominated in this Proxy Statement will stand for election to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized Directors will be elected.

The nominees for election as Directors at the Annual Meeting are set forth in the table below and are all incumbent Directors who were elected at the 2011 Annual Meeting of Shareholders. The ages shown are as of December 31, 2011. Each of the nominees has consented to serve as a Director if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted “FOR” such nominees. In the event that any of the nominees for Director should, before the Annual Meeting, become unable to serve, it is intended that shares represented by proxies, which are executed and returned, will be voted for such substitute nominees as may be recommended by our existing Board of Directors, unless other directions are given in the proxies. To the best of our knowledge, all the nominees will be available to serve.

YOUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL TEN DIRECTOR NOMINEES LISTED BELOW:

Nominee	Age	Position	Director Since
Martin H. Young, Jr.	59	Chairman of the Board and Director	1999
Robert F. Heinemann	58	President, Chief Executive Officer and Director	2002
Ralph B. Busch, III	52	Director	1996
William E. Bush, Jr.	64	Director	1986
Stephen L. Cropper	61	Director	2002
J. Herbert Gaul, Jr.	68	Director	1999
Stephen J. Hadden	56	Director	2011
Thomas J. Jamieson	68	Director	1993
J. Frank Keller	68	Director	2006
Michael S. Reddin	51	Director	2011

Business Experience and Qualifications of Director Nominees

Mr. Young was named Chairman of the Board of Directors on June 16, 2004 and is a member of the Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board and as a member of the Board of the Texas Mutual Insurance Company, the largest provider of workers’ compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group. In 2009, Mr. Young joined the Board of Cobalt International Energy, Inc. when it became a public company.

Mr. Young brings to the Board of Directors significant leadership experience, including service as a senior executive and chief financial officer of a diversified energy company and as an executive of a financial institution. These roles have required expertise in the oil and gas and banking industries. Mr. Young has over 20 years of experience in the exploration and production industry, including extensive skills in strategic planning and accounting, which are important to our financial management as well as our financial reporting and financial risk management functions. Mr. Young also has experience as a public oil and gas company outside director and as an insurance company outside director, which enhances his strong corporate governance background and his understanding of shareholder issues. Based on his background, strong leadership and consensus building skills, and diligence, the Board of Directors concluded Mr. Young should continue to serve as one of our directors. Mr. Young has been determined to be an audit committee financial expert.

Mr. Heinemann was named the President and Chief Executive Officer (hereinafter referred to as CEO) on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003 to March 31, 2004, Mr. Heinemann was the Director designated to serve as the presiding Director at executive sessions of our Board in the absences of the Chairman and to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory Committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center. Mr. Heinemann has led the Company for more than seven years. Since his appointment as CEO, our annual revenue has grown from $295 million in fiscal 2004 to over $920 million in fiscal 2011.

As CEO, Mr. Heinemann brings to the Board of Directors his thorough knowledge of the oil and gas exploration and production industry, our business, strategy, people, operations, competition and financial position. He provides recognized executive leadership and vision. In addition, he brings with him a national network of investor, shareholder and industry relationships. For these reasons, together with his leadership and management experience with a large energy industry company, the Board of Directors concluded Mr. Heinemann should continue to serve as one of our Directors.

Mr. Busch is the Chairman of the Compensation Committee. Prior to November 2009, Mr. Busch also served on the Corporate Governance and Nominating Committee and prior to August 29, 2005, Mr. Busch also served on the Audit Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services West, Inc., Central California. Prior to his position with Aon Risk Services West, Inc., Central California, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch is a cousin to William E. Bush, Jr.

Mr. Busch has over 25 years of experience in senior leadership positions with financial institutions and insurance companies, including strategic planning, economic evaluation and human resources management skills, which are important to the oversight of our financial and compensation management functions. With this experience, Mr. Busch contributes financial management and strategy expertise to the Board. His understanding of and experience in the insurance industry give him a deep understanding of our risk management functions. In addition, Mr. Busch has knowledge of our Company acquired through nearly 16 years of service on the Board of Directors. Mr. Busch’s background led the Board of Directors to conclude he should continue to serve as one of our Directors. In addition, Mr. Busch is also a member of the Berry family, which continues to be significant shareholders of the Company.

Mr. Bush is the Chairman of the Corporate Governance and Nominating Committee. Mr. Bush is a marketing consultant and private investor. Mr. Bush was formerly the Plant Manager of California Planting Cotton Seed Distributors from 1987 to 2000 and served for over 27 years in various management positions with other companies. Mr. Bush was a director of Eagle Creek Mining & Drilling, Inc. (Eagle Creek) from 2003 to

July 2010 and was previously a director of Eagle Creek from 1985 to 1998. Mr. Bush is a cousin to Ralph B. Busch, III.

Mr. Bush brings to the Board of Directors significant leadership and management experience, which is complemented by his knowledge of our Company acquired through more than 25 years of service on the Board and employment with one of our predecessors. This experience and knowledge, coupled with his corporate governance expertise acquired through service on other boards, led the Board of Directors to conclude Mr. Bush should continue to serve as one of our Directors. Mr. Bush is also a member of the Berry family, which continues to be significant shareholders of the Company.

Mr. Cropper is a member of the Audit Committee and is also a member of the Corporate Governance and Nominating Committee. Mr. Cropper served as Chairman of the Audit Committee from June 2004 to May 2006. Mr. Cropper is a consultant and private investor. Mr. Cropper retired in 1998 after 25 years with The Williams Companies, most recently serving as the President and Chief Executive Officer of Williams Energy Services, which was involved in various energy related businesses. Mr. Cropper is or has been a director of four other public entities, Sunoco Logistics Partners L.P., NGL Energy Partners LP, Rental Car Finance Corp. and NRG Energy, Inc. Mr. Cropper resigned from the board of Rental Car Finance Corp. in December 2011 and was elected to the board of NGL Energy Partners LP in June 2011, for which he serves as the chairman of the compensation committee and also is a member of the audit committee. Mr. Cropper is also a member of the compensation committee of NRG Energy, Inc.

Mr. Cropper has extensive leadership experience as chief executive officer of a large energy company. Through this experience, he has developed expertise in many aspects of the oil and gas industry, including oil and natural gas production, transportation and marketing as well as financial management. He brings specific knowledge of natural gas transportation infrastructure and experience running large natural gas marketing and trading operations. Mr. Cropper also brings a background in organizational leadership and management, and experience serving as an outside director of several public companies. This background and experience led the Board of Directors to conclude Mr. Cropper should continue to serve on the Board of Directors. Mr. Cropper has been determined to be an audit committee financial expert.

Mr. Gaul is the Chairman of the Audit Committee. Previously, Mr. Gaul was a member and served as Chairman of the Corporate Governance and Nominating Committee. Mr. Gaul is a private investor. Mr. Gaul was the Chief Financial Officer for Gentek Building Products from 1995 to 1997 and served for over 25 years in senior treasury or finance positions with various other companies.

Mr. Gaul’s extensive experience with the financial operations of a variety of companies allows him to bring to the Board strong financial management, accounting oversight and auditing skills and experiences which are important to the oversight of our financial reporting and financial and operational risk management functions. Mr. Gaul has considerable knowledge of our business and strategies, having served on the Board for over 12 years. For these reasons, the Board of Directors recommends Mr. Gaul should continue to serve as one of our Directors. Mr. Gaul has been determined to be an audit committee financial expert.

Mr. Hadden joined our Board of Directors on February 10, 2011. He is a member of the Corporate Governance and Nominating Committee. Mr. Hadden has over 30 years of experience in the oil and gas industry, having served in various management roles for Texaco and Chevron-Texaco. More recently, Mr. Hadden was Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation.

Mr. Hadden brings to the Board several decades of experience in the oil and gas industry, with particular expertise in the exploration and production side of the industry, especially in geographic areas in which the Company operates, which provides him with accumulated expertise in operational management, strategy and finance issues that are valuable to the Board. His experience as a senior executive enables him to contribute significant independent insights into our business and operations, and the economic environment and long-term strategic issues we face. These reasons led the Board of Directors to appoint Mr. Hadden to a vacant position on the Board in February 2011 and to conclude he should continue to serve as one of our Directors.

Mr. Jamieson is a member of the Compensation Committee and served as its Chairman until August 2009. Mr. Jamieson is also a member of the Audit Committee. Mr. Jamieson has been the Chief Executive Officer,

President, owner and founder of Jaco Oil Company since 1970. Jaco Oil Company, based in Bakersfield, California, is one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also the owner of several private businesses involved in the petroleum, real estate and water utility industries.

Mr. Jamieson brings years of accumulated experience in the petroleum, gasoline marketing and related businesses to the Board. He has years of leadership experience as the chief executive officer of an oil company, and he brings specific knowledge of oil transportation infrastructure including pipelines, processing facilities, refineries and storage facilities, and experience running oil marketing and trading operations. His leadership and management skills and experience, financial management skills and industry insights led the Board of Directors to conclude Mr. Jamieson should continue to serve as one of our Directors. Mr. Jamieson has been determined to be an audit committee financial expert.

Mr. Keller is a member of the Corporate Governance and Nominating Committee and is also a member of the Compensation Committee. Mr. Keller is a private investor. In February 2006, Mr. Keller retired from Bill Barrett Corporation, a public company where he had served as a member of the board of directors and had most recently served as the Vice Chairman of the Board and Chief Operating Officer. Mr. Keller was previously a co-founder of Barrett Resources Corporation in 1981 and served as Barrett Resources’ Executive Vice President from 1983 until Barrett Resources was acquired in 2001.

Mr. Keller has extensive experience in senior leadership positions in oil and gas companies, including companies operating in the Rocky Mountain region. He brings to the Board many years of experience in various aspects of oil and gas exploration and production and provides the Board with significant strategic planning, operations management, financial management, public company corporate governance and public policy insights from his experience with the various Barrett companies. The Board of Directors has concluded Mr. Keller should continue to serve as one of our Directors.

Mr. Reddin was appointed to our Board of Directors on February 10, 2011. Mr. Reddin is a member of the Compensation Committee. Mr. Reddin is currently president and chief executive officer of Davis Petroleum Corporation. Prior to that, he was president and chief executive officer of Kerogen Resources, Inc. Mr. Reddin has been employed in the oil and gas industry since the early 1980s and has held leadership positions with BP America, Inc., Vastar Resources, Inc. and ARCO Oil & Gas Company.

Mr. Reddin’s extensive experience in the oil and gas industry, including familiarity with areas in which the Company operates and the skills developed in his senior leadership positions, led the Board of Directors to appoint Mr. Reddin to a vacant position on the Board in February 2011 and to conclude that he should continue to serve as one of our Directors.

After considering (a) all of the experience, qualifications, attributes and skills of each of the ten incumbent directors, (b) their diversity of background, viewpoints and experience, (c) their collective ability to represent the long=term interests of our shareholders and to support our business strategies and actions, (d) their integrity, commitment, independence of thought and judgment, ability to dedicate sufficient time and attention to their role and ability to work collaboratively, and (e) the balance of all of these attributes collectively within this group and the blend of historical and newer perspectives on our Company, the Board of Directors determined to nominate the ten incumbent directors for reelection.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm to examine our financial statements for the year ending December 31, 2012. We are seeking shareholder ratification of such action. Although shareholder ratification of the appointment of PwC is not required by law or our organizational documents, our Board has determined that it is desirable to seek shareholder ratification as a matter of good corporate governance in view of the important role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting.

In the event the shareholders fail to ratify the appointment of PwC, it is not anticipated that PwC will be replaced in 2012. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2013. If the appointment is ratified, the Audit Committee, in its discretion, may recommend the appointment of a different independent registered public accounting firm at any given time during the year if the Audit Committee determines that such a change would be in our best interest and in the best interest of our shareholders.

PwC, or its predecessors, have audited our financial statements for more than 20 consecutive years. It is expected that representatives of PwC will attend the Annual Meeting and be available to make a statement or to respond to appropriate questions.

YOUR BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS) FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (Dodd-Frank Act), requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the executive compensation program for our named executive officers (NEOs) as described and disclosed in “Compensation Discussion and Analysis” and the executive compensation tables (together with the accompanying narrative disclosure).

Executive compensation is an important matter to us and our shareholders. The core of the Company’s executive compensation philosophy and practice continues to be pay-for-performance and accountability for results. Our NEOs are compensated in a manner consistent with our short- and long-term performance, business strategies, competitive practices, sound corporate governance principles, and shareholder interests and concerns. We use a combination of fixed and variable components in our compensation programs, including an emphasis on equity grants over fixed salary or annual cash bonuses, to reward and encourage strong performance. This combination, coupled with features such as our officer stock ownership guidelines, aligns the interests of our NEOs (and other executive officers) with the long-term interests of our shareholders. In addition, our compensation program is designed to enable us to attract, retain and motivate the talented and experienced executives necessary to lead us in a highly competitive industry during a period of significant growth.

Our NEO compensation program is designed to reward performance and promote consistent leadership, decision-making and actions without creating unnecessary or inappropriate risks, all of which create long-term shareholder value, through the following features and practices:

•	On average, 64% of the NEOs’ total direct compensation for 2011 is attributable to the grant date fair value of long-term incentive equity awards, for which the ultimate amount realized depends on our stock price performance and the NEO’s continued employment;
•	Annual short-term cash incentive awards based on financial and asset performance objectives;
•	A balance of short- and long-term performance measures;
•	Compensation based, in part, on total shareholder return (TSR), measured over the past one year, three year and five year periods;
•	Stock ownership guidelines for all executive and other officers; and
•	Adoption of an incentive compensation repayment (clawback) policy.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation policies and practices described in this Proxy Statement. Although it is a non-binding advisory vote, the Board and Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Board and the Compensation Committee will review the voting results, consider those shareholder concerns and evaluate whether any actions are necessary to address those concerns.

YOUR BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION PROGRAM AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE EXECUTIVE COMPENSATION TABLES (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) CONTAINED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We are committed to having sound corporate governance principles and to maintaining clear policies and practices that promote good corporate governance. Having such principles, policies and practices is essential to running our business efficiently and to maintaining our integrity in the marketplace. Many of these principles, policies and practices are designed to ensure compliance with the listing requirements of the New York Stock Exchange and applicable governance requirements, and include the following:

•	Our Board of Directors has adopted clear corporate governance policies;
•	All but one Director is independent of the Company and its management;
•	The independent Directors meet regularly without the presence of management;
•	All of the Directors sitting on each committee of our Board of Directors are independent;
•	The charters of the committees of our Board of Directors clearly establish the committees’ respective roles and responsibilities;
•	We have a code of business conduct and ethics which is applicable to all Directors, officers and employees of the Company;
•	We have a code of ethics for senior financial officers, which is applicable to our chief executive officer, chief financial officer, vice president of finance and controller;
•	We have an internal audit control function that maintains critical oversight over key areas of our business and financial processes and controls, and reports directly to the Audit Committee of our Board of Directors;
•	We have a hotline available to all employees for purposes of reporting ethical violations, and the Audit Committee of our Board of Directors has procedures in place for confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;
•	We have adopted an incentive compensation repayment (clawback) policy that applies to our executive officers; and
•	We have stock ownership guidelines for our non-employee Directors and executive officers.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Procedure for Confidential, Anonymous Submission of Concerns regarding Questionable Accounting or Auditing Matters, committee charters and other documents of interest are available on our website at http://www.bry.com. The contents of our website are not incorporated into this document.

Director Independence

Our Director Independence Standards are available on our website at http://www.bry.com.

After careful review, upon the recommendation of the Corporate Governance and Nominating Committee, our Board has determined that each of the current Directors (Mr. Ralph B. Busch, III, Mr. William E. Bush, Jr., Mr. Stephen L. Cropper, Mr. J. Herbert Gaul, Jr., Mr. Stephen J. Hadden, Mr. Thomas J. Jamieson, Mr. J. Frank Keller, Mr. Michael S. Reddin and Mr. Martin H. Young, Jr.) standing for re-election, other than Mr. Heinemann, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Director Independence Standards and the criteria established by the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. All Board committees are comprised entirely of independent Directors.

In considering the independence of Messrs. Busch and Bush, the Corporate Governance and Nominating Committee and our Board considered the stock ownership of Messrs. Busch and Bush in Eagle Creek Mining & Drilling, Inc. (the parent company to S&D Supply Company), as described in “Certain Relationships and Related Transactions” in this Proxy Statement, and that our transactions with S&D Supply Company are completed on a purchasing basis consistent with that used with all other vendors, are at prices competitive in the industry and represent a benefit to us in the availability of the equipment utilized by us. The Board also considered the fact that these purchases represent less than 1% of our total purchases of such similar equipment and services, that this relationship between S&D Supply Company and us predates our formation in 1985, and that the ownership of Messrs. Busch and Bush in Eagle Creek is a minority of the equity in that company.

In considering the independence of Messrs. Busch, Bush, Gaul and Young, the Corporate Governance and Nominating Committee and our Board considered that each of them directly or through trusts or affiliates have purchased a position in our senior subordinated and senior notes in the secondary markets. Our Board encourages our Directors to not only own stock in the Company, but also, if they should see fit, to own other of our non-equity securities. The Board would not consider any such ownership as impairing a Director’s independence.

In addition, upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has determined that each of the members of the Audit Committee meets the additional qualifications to be designated an audit committee financial expert as defined by the regulations promulgated by the Securities and Exchange Commission.

Board Leadership Structure

The Board has determined that the functions performed by the Chairman of the Board and the Chief Executive Officer should be performed by separate individuals. This determination is reflected in our Corporate Governance Guidelines. We have had a separate, non-executive chairman of the board since 2004, and the Board believes that this structure has served us well.

The Board Role in Risk Oversight

We believe that risk is inherent in our business and the pursuit of growth opportunities. The Board charges our management with the responsibility to identify and manage risks and bring material risks in our business to the Board of Directors’ attention. Additionally, risk assessment is one of the many factors that the Board of Directors, acting directly and through its committees, considers in all of the decisions it makes. Management does the same. Whether it is considering an acquisition or disposition, approving the capital budget, or approving compensation elements, potential risks are considered by our Board typically on a subjective and, if appropriate, on an arithmetic basis. The Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. Our Compensation Committee has the primary responsibility to consider material risk factors in making recommendations and other decisions on overall Company compensation and specifically on executive compensation. The Corporate Governance and Nominating Committee monitors our governance and succession risks. As the final authority over of our capital budget, major acquisitions and dispositions, material contracts, compensation and other similar decisions, the Board of Directors retains the ultimate authority over assessing risks and their impacts on our business. With the oversight of our Board of Directors, we have implemented practices and programs designed to help manage risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and our senior management on many important subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is a critical element. The Board of Directors believes the facts that nine of the ten Directors are independent and that the Chairman of the Board is independent facilitate the Board’s oversight of risk management because the Board, with leadership from its independent Chairman and working through committees including the independent Audit Committee, is able to participate actively in oversight of management’s actions.

Nomination for Directors

Shareholder Recommendations

If a shareholder wishes to recommend a nominee for our Board of Directors, the shareholder should write to our Corporate Secretary at:

Corporate Secretary
Berry Petroleum Company
1999 Broadway, Suite 3700
Denver, Colorado 80202

Any such recommendations will be brought to the attention of the Corporate Governance and Nominating Committee. No shareholder recommendations for nomination were received in connection with the 2012 Annual Meeting, and the deadline for such recommendations set forth in our Amended and Restated Bylaws has passed.

Evaluating Nominees for Director

Recommendations for open Board positions may come from a variety of sources including business contacts of current and former Directors or Officers, a professional search firm selected by the Corporate Governance and Nominating Committee or shareholder nominations. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, skills and experience on our Board. The Corporate Governance and Nominating Committee evaluates each potential nominee individually and in the context of the Board as a whole. Its objective is to recommend individuals that as a group will contribute to the success of our Company and represent the interests of all shareholders. Each nominee will be considered based on the need or desire to fill existing vacancies or to expand the size of our Board and to select nominees that best suit our needs.

Director Qualifications

Director candidates will be evaluated based on criteria developed by the Corporate Governance and Nominating Committee from time to time for each individual vacancy. Qualifications that will be considered for all nominees include, but are not limited to:

•	the ability of the prospective nominee to represent the long-term interests of all of our shareholders;
•	the ability of the prospective nominee to support our strategy and actions;
•	the prospective nominee’s personal and professional experiences and expertise, including leadership, finance, industry, public relations, government, strategy formation and governance experience and expertise;
•	the prospective nominee’s standards of integrity, commitment, independence of thought and judgment and avoidance of conflicts of interest;
•	the prospective nominee’s financial literacy;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; and
•	the balance of diversity represented including diversity of viewpoints, background, experience and other demographics.

Stock Ownership Guidelines of Non-Employee Directors

Our Corporate Governance Guidelines require that, within five years of commencement of service, each Director must own an amount of qualified securities (as defined in the Corporate Governance Guidelines and described below) having a value at least equal to five times the annual retainer we paid to such Director. Qualified securities include, among other things, unvested stock units, vested in-the-money stock options, shares of Common Stock owned by a Director’s spouse or children and units held in the Non-Employee Directors’ Deferred Compensation Plan. All of our current Directors satisfy this policy.

COMMUNICATIONS WITH OUR BOARD

We welcome questions and comments about our Company. Shareholders and other interested parties may communicate with our Board, the independent Directors or any specified individual Director or Directors by writing to:

Board of Directors
Berry Petroleum Company
1999 Broadway, Suite 3700
Denver, CO 80202

Communications that are intended specifically for the independent Directors, the presiding Director or any individual Director or Directors should be sent to the address above to the attention of the Chairman of the Board. Personnel designated by us will review and create a log of all such correspondence that, in our opinion, relates to the functions of our Board or the committees thereof. The Chairman of the Board periodically reviews the log of all such correspondence we receive and determines which items to bring to the attention of the full Board or to any particular Committee or member of our Board.

MEETINGS AND COMMITTEES OF OUR BOARD

Our Board

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all shareholder, Board and applicable Committee meetings. It is our policy that each member of our Board attend our Annual Meeting. All of our Directors then serving were present at the Annual Meeting held on May 11, 2011. In 2011, our Board of Directors held twelve meetings, the Audit Committee held ten meetings, the Compensation Committee held six meetings and the Corporate Governance and Nominating Committee held five meetings. All of the nominees holding office attended at least 75% of our Board meetings and meetings of Committees on which they were members. The Chairman of the Board is responsible for providing leadership to the Board, facilitating communications among the directors, setting the Board meeting agenda in consultation with the CEO, presiding at Board meetings, and serving as a liaison between our management and directors on a regular basis. Martin H. Young, Jr., the Chairman of the Board, has also been chosen to be the presiding Director to preside over each executive session of the independent Directors. In the event the Chairman of the Board is unavailable, the remaining independent Directors will select the independent Director to preside over the executive session of the independent Directors. In 2004, our Board determined that it was best for our Company and our shareholders to have a Chairman of the Board separate from the CEO in order to facilitate communication between the independent Directors and our CEO and other senior management, and to relieve our CEO of many of the corporate governance responsibilities relevant to the Board of Directors. We continue to believe this Board structure is in the best interests of the Company and the shareholders.

The Board has nine independent members and only one non-independent member, the CEO. A number of our independent Board members are currently serving or have served as members of senior management of other companies in the oil and gas industry and are currently serving or have served as directors of other public companies. As discussed elsewhere, each of the Board’s committees is comprised solely of independent directors, and each has a different independent director serving as chairperson of the committee. The specific experiences, qualifications, attributes and skills of each independent director, which enable him to effectively serve on the Board and on his specific committee or committees, are briefly described above in the Proposal No. 1 discussion. The number of independent and experienced directors that make up our Board, the specific experiences and skills that they bring to their respective Board committees and the overall leadership of the Board by the Chairman of the Board benefits our Company and our shareholders.

Committees of our Board

Our Board has three standing Committees to facilitate and to assist our Board in the execution of its responsibilities. The Committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with New York Stock Exchange listing standards, all the Committees are comprised solely of non-employee, independent Directors. Charters for each

Committee are available on our website at http://www.bry.com by first clicking on “Governance” and then “Corporate Governance.” The table below shows current membership for each of the standing Board Committees:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Stephen L. Cropper	Ralph B. Busch III*	William E. Bush, Jr.*
J. Herbert Gaul, Jr.*	Thomas J. Jamieson	Stephen L. Cropper
Thomas J. Jamieson	J. Frank Keller	Stephen J. Hadden
Martin H. Young, Jr.	Michael S. Reddin	J. Frank Keller
*	Committee Chairman

(1) The Audit Committee

The Audit Committee has four members and met 10 times in 2011. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Our Board has also determined that each of Messrs. Cropper, Gaul, Jamieson and Young is an audit committee financial expert as defined in Item 407(d) of Regulation S-K and that each member of the Audit Committee is an independent director within the meaning of our Director Independence Standards, the criteria established by the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Mr. Gaul currently serves as the Chairman of the Audit Committee.

The Audit Committee reviews our auditing performance and practices, risk management, financial and credit risks, accounting policies and practices, internal control, internal audit policies and practices, tax matters, financial reporting and financial disclosure policies and practices and hedging policies and practices, and reports its findings to the Board of Directors. The Audit Committee is responsible for: (1) reviewing the qualifications, independence and performance of, and selecting our independent registered public accounting firm; (2) reviewing the scope of the annual audit; (3) pre-approving the nature of non-audit services; (4) approving the fees to be paid to the independent registered public accounting firm; (5) approving outside firms hired for their expertise to conduct special projects and internal audits and reviewing their reports; (6) reviewing our accounting practices; and (7) performing any other tasks as described in the Audit Committee’s Charter. The Charter of the Audit Committee, which was last revised on November 16, 2011, is reviewed at least annually by Corporate Governance and Nominating Committee and the Board and is available on our website at http://www.bry.com.

The report of the Audit Committee is included on page 52 of this Proxy Statement.

(2) The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (CGN Committee) of our Board of Directors consists of four members (Messrs. Bush, Cropper, Hadden and Keller) and met five times in 2011. The CGN Committee is composed solely of independent Directors, all of whom our Board has determined are independent within the meaning of our Director Independence Standards, the criteria established by the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Mr. Bush serves as Chairman of the CGN Committee. The CGN Committee is responsible for: (1) the development of governance guidelines and practices for the effective operation of our Board in fulfilling its responsibilities, as well as the development of corporate governance policies for our Company; (2) the review and assessment of the performance of our Board, the Board Committees and individual Directors to ensure they are functioning effectively and have the necessary skills, backgrounds and experiences to meet our evolving needs; (3) the nomination and evaluation of prospective Directors for our Board of Directors and Board Committee memberships; (4) in conjunction with the Chairman of the Board, the Compensation Committee and the entire Board of Directors, ensuring that executive succession planning is periodically considered; (5) monitoring Director compliance with our Stock Ownership Guidelines for Directors; and 6) performing any other tasks as described in the CGN Committee Charter. The CGN Committee regularly monitors developments in the areas of corporate governance. The Charter of the CGN Committee is reviewed at least annually by the CGN Committee and the Board and is available on our website at http://www.bry.com.

(3) The Compensation Committee

The Compensation Committee of our Board of Directors consists of four members (Messrs. Busch, Jamieson, Keller and Reddin) and met six times in 2011. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Mr. Busch serves as Chairman of the Compensation Committee. Generally, the Compensation Committee’s responsibility is to review the performance and development of our Company’s management in achieving corporate goals and objectives, to establish our compensation policies and to assure that our executive officers are compensated effectively in a manner consistent with our business strategies, competitive practices, sound corporate governance principles and shareholder interests. To discharge this responsibility, the Committee oversees, reviews and administers the Company’s compensation, equity and employee benefit plans and programs. More specifically, the Compensation Committee is responsible for: 1) recommending to our Board of Directors total compensation for Executive Officers, including but not limited to, salaries, bonuses and all equity-based compensation; 2) evaluating, in conjunction with all the independent Directors, the performance of the CEO; 3) reviewing and overseeing the administration of our employee compensation and benefit programs; 4) recommending Director compensation; 5) reviewing and approving awards under our Incentive Compensation Plan; 6) monitoring Officer compliance with our Stock Ownership Guidelines for Officers; and 7) performing any other tasks as described in the Compensation Committee’s Charter. In addition, the Compensation Committee is charged with the responsibility, subject to certain authority reserved to our Board, of administering our 2010 Equity Incentive Plan, our 2005 Equity Incentive Plan and our 1994 Stock Option Plan. The Charter of the Compensation Committee, which was last revised on November 16, 2011, is reviewed at least annually by the CGN Committee and the Board and is available on our website at http://www.bry.com..

The report of the Compensation Committee is included on page 40 of this Proxy Statement.

DIRECTOR COMPENSATION

Non-employee Directors, excluding the Chairman of the Board, are paid a quarterly retainer fee of $12,500. The Chairman of the Board receives an annual fee of $150,000, payable quarterly. All non-employee Directors are paid $1,200 for each Board meeting attended and $1,200 for each Committee meeting attended. Mr. Heinemann, as CEO, receives no further compensation as a Director.

The Chairman of the Audit Committee receives an additional retainer of $5,000 per quarter, the Chairman of the Compensation Committee receives an additional retainer of $3,750 per quarter and the Chairman of the Corporate Governance and Nominating Committee receives an additional retainer of $2,500 per quarter.

Each non-employee Director can elect to have his quarterly and meeting fees or other cash compensation paid in cash or defer payment until his resignation from our Board of Directors in an interest bearing account or to a stock unit account which mirrors our Class A Common Stock under deferral provisions of the Non-Employee Director Deferred Stock and Compensation Plan.

We reimburse all Directors for their reasonable expenses in connection with their activities as Directors. The cost of any and all perquisites paid to or on behalf of each non-employee Director was less than $10,000 for 2011.

The 2005 Equity Incentive Plan, which was approved by the shareholders in May 2005, allows for equity grants to Directors as recommended by the Compensation Committee and approved by our Board of Directors. Under the 2005 Equity Incentive Plan 2,499 restricted stock units (RSUs) were granted to each of our non-employee Directors in 2011. The grant date fair value of the RSUs was approximately$120,000 based on the average of the high and low stock price of our Common Stock on the March 2, 2011 grant date pursuant to the terms of the 2005 Equity Incentive Plan. Except with respect to Messrs. Hadden and Reddin, whose grants as new directors vested on March 2, 2012, all such grants vested immediately in recognition of the past services of the Directors and consistent with our past practice. Our policy is generally that equity grants to non-employee directors are awarded in arrears, such that a director must have completed one year of service to be eligible for the succeeding year’s equity grant which is fully vested at the time of grant.

On March 2, 2012, the Board of Directors, on the recommendation of the Compensation Committee, granted 2,231 RSUs to each of our non-employee Directors. The grant date fair market value of the RSUs was approximately $120,000 based on the average of the high and low stock price of our Common Stock on the grant date of March 2, 2012. All such grants vested immediately in recognition of the non-employee Directors’ past services and consistent with our past practice.

All of the RSUs granted to the Directors on March 2, 2012 may be deferred, at the election of the Director, until the earlier of a specified date in the future or the date the Director leaves our Board. Subject to the Director’s deferral election, the Director may receive the underlying shares in five equal installments or in a lump sum. All undistributed shares are immediately issued in the event of a change in control.

The table below summarizes the compensation paid by us to non-employee Directors for the fiscal year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash or Deferred ($)(3)	Stock Awards ($)(4)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
Martin H. Young, Jr.	$177,600	$120,000	$—	$26,610	$324,210
Joseph H. Bryant(2)	$28,033	$120,000	$—	$9,889	$157,922
Ralph B. Busch, III	$87,800	$120,000	$—	$13,608	$221,408
William E. Bush, Jr.	$81,600	$120,000	$—	$4,937	$206,537
Stephen L. Cropper	$81,200	$120,000	$—	$1,102	$202,302
J. Herbert Gaul, Jr.	$97,600	$120,000	$—	$10,510	$228,110
Stephen J. Hadden	$66,233	$120,000	$—	$—	$186,233
Thomas J. Jamieson	$84,800	$120,000	$—	$19,947	$224,747
J. Frank Keller	$78,800	$120,000	$—	$7,067	$205,867
Michael S. Reddin	$67,433	$120,000	$—	$277	$187,710
(1)	Robert F. Heinemann, our CEO, is not included in this table as he is our employee and thus receives no compensation for serving as a Director.
(2)	Mr. Bryant resigned from the Board of Directors effective May 11, 2011.
(3)	Represents the fees earned by each of the Directors under our Board of Director fee arrangements disclosed above. Each Director is able to defer his fees in full or in part into the Non-Employee Director Deferred Stock and Compensation Plan as also disclosed above. In 2011, Mr. Young, Mr. Jamieson, Mr. Keller and Mr. Reddin deferred 100% of their Director’s fees into the Plan and Mr. Busch deferred a portion of his Director’s fees into the Plan.
(4)	The Directors received an equity award of 2,499 RSUs granted to each non-employee Director on March 2, 2011, the same date that equity grants were made to the Officers and other employees. These RSU grants from the 2005 Equity Incentive Plan were valued at $48.03 each for a total value of approximately $120,000 for each Director. For Mr. Young, Mr. Bryant, Mr. Busch, Mr. Bush, Mr. Cropper, Mr. Gaul, Mr. Jamieson, and Mr. Keller, such grants were for past service and as such were immediately vested. For Mr. Hadden and Mr. Reddin, as new Directors, the grants vested in one year. Not included in this table are the 2,231 RSUs granted to each non-employee Director on March 2, 2012, the same date that equity grants were made to the Officers and other employees. These RSU grants from the 2005 Equity Incentive Plan were valued at approximately $120,000 for each Director. The grants were for past service and as such were immediately vested.
(5)	Reflects the dollar value of dividend equivalents earned by the Directors in 2011 and deferred in the Non-Employee Director Deferred Stock and Compensation Plan and the dividend equivalents paid to the Directors on the RSUs outstanding. At December 31, 2011, each Director had the following aggregate number of deferred stock units accumulated in their deferral accounts for all of their years of service for which they deferred compensation into the Plan as a Director, including additional share units credited as a result of the reinvestment of dividend equivalents: Mr. Young, 87,832 units; Mr. Busch, 44,794 units; Mr. Bush, 15,997 units; Mr. Cropper, 3,586 units; Mr. Gaul, 34,061 units; Mr. Jamieson, 65,389 units; Mr. Keller, 23,605 units and Mr. Reddin, 1,535 units. These share units are not included in the Security Ownership Table below because the share units are not issued nor do they have any voting power until such time as the Director retires or resigns from our Board. Mr. Heinemann has 3,197 deferred stock units under this Plan that were awarded during the time he served as a Director prior to his employment with the Company.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our Class A Common Stock as of March 19, 2012 for each Director and nominee for Director, each NEO, and by all executive officers and directors as a group.

Name(1)	Class A Common Stock(2)	Options or RSUs Currently Exercisable or within 60 days of March 19, 2012(3)	Total Stock and Stock Based Holdings(4)	Percent of Class(5)
Martin H. Young, Jr.,	40,000	23,956	63,956
Robert F. Heinemann(9)	230,426	552,752	783,178	1.43%
Ralph B. Busch, III(6)	344,728	53,956	398,684
William E. Bush, Jr.(7)	174,328	13,956	188,284
Stephen L. Cropper	15,000	33,956	48,956
J. Herbert Gaul, Jr.	40,000	23,956	63,956
Stephen J. Hadden	—	—	—
Thomas J. Jamieson(8)	284,862	33,956	318,818
J. Frank Keller	2,519	23,956	26,475
Michael S. Reddin	—	—	—
Michael Duginski(9)	36,875	235,831	272,706
David D. Wolf(9)	—	92,634	92,634
G. Timothy Crawford(9)	6,817	56,128	62,945
Davis O. O’Connor(9)	834	1,479	2,313
Executive officers and directors as a group (18 persons),(10)	1,200,738	1,215,167	2,415,905	4.38%
(1)	All Directors and beneficial owners listed above may be contacted at Berry Petroleum Company, 1999 Broadway, Suite 3700, Denver, CO 80202.
(2)	Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.
(3)	Does not include RSUs that have vested for Directors and are subject to deferral elections by Directors which defer conversion of such RSUs into shares of Common Stock until a date after the 60th day following March 19, 2012. The quantity of deferred RSUs for each Director is as follows: Mr. Young, 6,049; Mr. Heinemann, 202,365; Mr. Busch, 5,786; Mr. Bush, 3,056; Mr. Cropper, 6,049; Mr. Gaul, 1,319; Mr. Hadden, 4,730; Mr. Jamieson, 6,049; Mr. Keller, 4,730 and Mr. Reddin, 4,730. Mr. Heinemann’s vested RSUs were awarded for his service as President and CEO.
(4)	Does not include 279,996 units owned by the Directors and held in a stock account, which units represent the economic equivalent of shares of Class A Common Stock which have been earned by nine of the Directors through the Non-Employee Director Deferred Stock and Compensation Plan. These share equivalents are subject to Class A Common Stock market price fluctuations and are non-voting. The stock account unit shares cannot be issued until the Director resigns or retires from our Board and are subject to their individual deferral elections. As such, none of these shares are projected to be issued within 60 days of March 19, 2012. Stock account units owned as of March 19, 2012 were: Mr. Young, 87,832 units; Mr. Busch, 44,794 units; Mr. Bush, 15,997; Mr. Cropper, 3,586 units; Mr. Gaul, 34,061 units; Mr. Hadden, 0 units; Mr. Heinemann, 3,197 units; Mr. Jamieson 65,389 units; Mr. Keller 23,605 units; and Mr. Reddin 1,535 units. Mr. Heinemann’s participation relates to the time he was a Director prior to his employment by us.
(5)	No current Director or Executive Officer, except Mr. Heinemann, beneficially owns more than 1% of the total outstanding shares of Class A Common Stock.

(6)	Includes 129,452 shares held directly, 123,500 shares held in the B Group Trust at Union Bank of California which Mr. Busch votes, 70,000 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee, 7,250 shares held in a family foundation for which Mr. Busch shares voting and investment power with his parent and siblings and 14,526 shares held in trust for his minor children.
(7)	Includes 173,528 shares held directly and 800 shares held in trust for Mr. Bush’s grandchildren.
(8)	Includes 88,000 shares held directly, 33,800 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, 138,062 shares held indirectly through a trust and 25,000 shares held indirectly by Mr. Jamieson through a partnership, all entities for which he has investing and voting power for the shares.
(9)	Includes 216,645; 23,463; 0, 2,585 and 834 shares held directly by Mr. Heinemann, Mr. Duginski, Mr. Wolf, Mr. Crawford and Mr. O’Connor, respectively. Also includes 13,781; 13,412; 0; 4,232 and 0 shares held indirectly in the Company’s 401(k) Plan by Mr. Heinemann, Mr. Duginski, Mr. Wolf, Mr. Crawford and Mr. O’Connor, respectively. Does not include 202,365; 86,812; 97,903; 35,215 and 0 vested restricted share units that are subject to deferral elections by Mr. Heinemann, Mr. Duginski, Mr. Wolf, Mr. Crawford and Mr. O’Connor, respectively as these shares will not be issuable within 60 days of March 19, 2012.
(10)	Also includes an additional 19,984 shares held directly by our other Officers not included above and 4,365 shares held indirectly by our other Officers in our 401(k) Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale for each element of compensation, for our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and our two other most highly compensated executive officers (NEOs). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors (Committee), and of our Board of Directors, as they relate to our executive compensation decisions.

Executive Summary

Compensation Philosophy and Programs

The following highlights our executive pay-for-performance compensation philosophy and key compensation programs and provides a brief overview of the factors we believe are most relevant to shareholders as they consider the non-binding advisory vote on executive compensation.

•	Our NEOs are compensated in a manner consistent with our short- and long-term performance, business strategy, competitive practices, sound compensation governance principles and shareholder interests and concerns.
•	Pay-for-performance continues to be the core of our executive compensation philosophy, with variable compensation from year-to-year based on company-wide and individual performance.
•	We design our executive compensation program to encourage long-term shareholder value creation through consistent leadership, decision-making and actions without taking unnecessary or inappropriate risks.
•	The objectives of our executive compensation program are to attract and retain the caliber of talent necessary to lead the Company in a highly competitive industry during a period of significant growth, drive the achievement of short- and long-term objectives, link pay and performance, align management’s interests with our shareholders’ interests, and to be competitive in the markets in which the Company competes for talent.
•	We generally target NEO total compensation by reference to the median of compensation paid by members of our peer group to equivalent executive officers.
•	The compensation program for our NEOs consists of a balanced mix of three primary components: base salary, a short-term incentive cash compensation program and an equity-based long-term incentive program consisting of time-vested restricted stock unit awards (RSUs), time-vested stock option awards (NQSOs), and performance-based share awards (PSAP Awards).
•	In order to motivate our NEOs to consider the impact of their decisions over both the short- and long-term, the incentives tied to short-term annual performance are balanced with those tied to our long-term performance.
•	The base salary awards provide a certain level of income to our NEOs which does not vary with our performance.
•	Consistent with our pay-for-performance philosophy, the majority of the compensation for our NEOs is comprised of “at risk” compensation (i.e., short-term and long-term incentive compensation).
•	Our short-term incentive program bonuses are directly aligned with our annual performance (e.g., discretionary cash flow, total company production, finding and development costs, operating margin, and environmental, health and safety goals), consistent with our pay-for-performance philosophy.
•	Our long-term incentive program is intended to motivate management to achieve strategic long-term business objectives, align management’s interests with those of our shareholders and aid in the recruitment and retention of key executives; a major portion of the NEOs’ total compensation is in long-term equity awards, the value of which rises only when the shareholders experience an increase in the market price of our Common Stock.
•	Our compensation philosophy and related governance features are complemented by specific elements designed to align the NEOs’ compensation with long-term shareholder interests, including:
º	stock ownership guidelines for our NEOs, other officers and non-employee Directors;

º	an incentive compensation recoupment, or “clawback,” policy that applies to the NEOs and certain other officers;
º	prohibitions on NEOs and other officers, employees and non-employee Directors from engaging in any speculative transactions involving our securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other form of hedging transactions, such as collars or forward sale contracts; and
º	prohibitions on NEOs and other officers and non-employee Directors from holding our securities in margin accounts or pledging such securities as collateral for loans.
•	We have an informed and accessible Committee that is comprised solely of independent directors and that has established means of communicating with shareholders regarding their executive compensation ideas and concerns, including the opportunity for shareholders to cast a non-binding advisory vote on executive compensation at our Annual Meeting of Shareholders. A non-binding advisory vote on executive compensation was presented to our shareholders for the first time at the 2011 Annual Meeting of Shareholders and received an approval by approximately 95% of the shares voted, including abstentions.
•	Our performance is reflected in part in our total shareholder return (TSR), measured over the past one-year, three-year and five-year periods, which has consistently outperformed our peer group.
•	The NEOs for 2011 include:
º	Robert F. Heinemann, President and Chief Executive Officer (CEO), who has eight years of service with the Company and has been CEO since 2004;
º	Michael Duginski, Executive Vice President (EVP) and Chief Operating Officer (COO), who has ten years of service with the Company and has been EVP and COO since 2007;
º	David D. Wolf, EVP and Chief Financial Officer (CFO), who has three years of service with the Company and has been EVP and CFO since 2008;
º	G. Timothy Crawford, Senior Vice President of California Production (SVP), who has twelve years of service with the Company and has been SVP since 2009; and
º	Davis O. O’Connor, Vice President, General Counsel and Secretary, who joined the Company in 2010.

Total Shareholder Return (TSR)

During 2011, we believe we achieved our goal of creating long-term shareholder value as evidenced by the following chart which reflects our Total Shareholder Return (TSR) as compared to that of our peer group (as defined below) and the Global Industry Classification Standard (GICS) Oil, Gas and Consumable Fuels Industry Group (GICS Group 101020), a group of energy companies. As shown by the chart, the Company’s TSR has remained above the median TSR for both our peer group and the GICS Group 101020 during the one-, three- and five-year measurement periods ending December 31, 2011.

Compound Annual TSR

(1)	The TSR data in this chart was supplied by Equilar, a private company which provides products allowing for benchmarking and tracking executive and director compensation, equity grants and awards and compensation practices of public companies using SEC and proprietary survey data.

Company’s 2011 Performance

Despite the economic environment, we improved many aspects of our operating performance during 2011. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2011 financial results were strong relative to our fiscal 2010 results. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for the purpose of making compensation decisions.

Performance Measure	2011	2010	% Change
Total Revenues	$921 Million	$702 Million	31%
Adjusted Net Earnings(1)(2)	$149 Million	$80 Million	86%
Discretionary Cash Flow(1)	$462 Million	$391 Million	18%
Operating Margin per BOE(1)	$44.87	$35.96	25%
Average Daily Company Production	35,687 BOE/D	32,666 BOE/D	9%
Proved Reserves	275 MMBOE	271 MMBOE	1.5%
Pre-Tax PV10(1)	$5.7 Billion	$3.8 Billion	50%
Share Price(3)	$42.02	$43.70	(3.8%)
(1)	Adjusted net income, discretionary cash flow, operating margin per BOE and pre-tax PV10 are non-GAAP measures, and should not be considered substitutes for their most directly comparable GAAP measures. In addition, it should be noted that companies calculate non-GAAP measures differently and, therefore, the non-GAAP measures presented in this document may not be comparable to non-GAAP measures reported by other companies. These non-GAAP measures have material limitations as performance measures because they exclude certain items that are necessary elements of our operations. See “Reconciliation of Non-GAAP Measures” in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2011
(2)	Adjusted net earnings consists of net (loss) earnings from continuing operations before non-cash derivatives gains (losses), oil and natural gas property impairments and charges related to the extinguishment of debt and bad debt recovery. We believe that adjusted net earnings is useful for evaluating our operational performance from oil and natural gas properties. The following table reconciles adjusted net earnings to net earnings:

	Year Ended December 31,
	2011	2010
Adjusted net earnings from continuing operations	$149,086	$80,064
After tax adjustments:
Non-cash derivative gain (loss)	$17,919	$(31,286)
Impairment — oil & natural gas properties	$(385,285)	$—
Bad debt recovery	$—	$36,579
Extinguishment of debt and other	$(9,783)	$(2,833)
Net (loss) earnings from continuing operations	$(228,063)	$82,524
(3)	Last reported closing price for each year.

Dividend Increase

Our Board of Directors voted in August 2011 to approve an increase in the annual dividend we pay our shareholders from $0.30 to $0.32 per share.

Comparison of CEO Pay with Median and Mean CEO Pay at Peer Group Companies

As reflected in the chart below, the total direct compensation of our CEO during 2011 is slightly more than the median and less than the mean CEO pay at our peer group companies as reflected in 2011 proxy data for 2010 compensation.

Total Direct Compensation

Total Direct NEO Compensation Analysis

The graph below compares the target total direct compensation amount for each NEO during 2011 relative to the 50th and 75th percentiles of competitive total direct compensation amounts paid for equivalent positions within our peer group companies as determined based on 2011 proxy data for 2010 compensation.

Executive Officer Total Direct Compensation

Compensation Committee’s Role in Determining Executive Compensation

Our executive compensation is determined by the Board of Directors and the Committee. The Committee is comprised of four directors who are appointed by the Board and are independent within the meaning of our Director Independence Standards and the criteria established by the New York Stock Exchange. The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy subject to the ultimate approval of our Board of Directors. The Committee ensures that the total compensation paid to the NEOs is fair, reasonable, competitive and aligned with our shareholders’ interests.

Base salary, annual incentive cash bonuses and equity-based long-term incentive awards are the primary focus of our compensation program and we believe attention to all three is particularly important, along with other customary benefits, to motivate and retain our existing personnel and to attract and hire new employees. Each key component of compensation is reviewed for external competitiveness when appropriate comparisons are available, based on industry peers and published survey data, as well as for internal equity.

The Committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities and complexity of the position.

After consulting with the CEO, our Vice President of Human Resources and any advisors, such as Deloitte Consulting LLP (Deloitte Consulting), that the Committee deems necessary, the Committee recommends to our Board the compensation it deems appropriate for each of the NEOs. All compensation for our NEOs, other than the CEO’s, is subject to Board approval. Our CEO’s compensation is also subject to the approval of the non-employee Directors.

Role of Compensation Consultants

In carrying out its responsibilities, the Committee has the sole authority to retain and terminate any independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During 2011, the Committee retained the services of Deloitte Consulting, which reported directly to the Committee. We did not engage Deloitte Consulting for any additional services in 2011 beyond its support of the Committee, as directed by the Committee. Pursuant to this engagement, Deloitte Consulting:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;
•	Provided advice with respect to peer group selection criteria and identified and recommended potential peer companies;
•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;
•	Provided information on peer group risk reviews;
•	Reviewed and commented on recommendations regarding NEO compensation; and
•	Advised the Committee on specific issues as they arose.

Representatives of Deloitte Consulting attended certain Committee meetings during 2011 and interacted with the Committee Chair and members of our Human Resources staff prior to and following Committee meetings. We paid $113,671 in fees to Deloitte Consulting during 2011, all for work that was directly in support of the Committee. Such amount is less than 1% of the total annual revenues of Deloitte Consulting. The engagement of Deloitte Consulting did not raise any conflicts of interest. No officer, director, partner or employee of Deloitte Consulting has any known personal relationship with any officer, director, shareholder or employee of our Company that would present any potential conflict to their independence.

Role of Management in Determining Executive Compensation

Under the oversight of our CEO and Vice President of Human Resources, management provides recommendations to the Committee on matters of compensation philosophy and plan design, and provides data relating to matters under consideration by the Committee. Our CEO consults with the Committee and provides recommendations to the Committee on compensation awards for the NEOs and other officers based on Company performance, individual performance and future potential, competitive market data and internal fairness among officers. Our Human Resources department supports management and the Committee by providing information on historic compensation levels and employee evaluations, obtaining and analyzing third-party survey data and interfacing with Deloitte Consulting. While members of the management team attend Committee meetings, they are not present during executive sessions or during deliberations or determinations of their respective compensation. The Committee and the Board of Directors make all final decisions with respect to the compensation of our NEOs and other officers.

Executive Compensation Philosophy

Our compensation philosophy is designed to support the overall objective of maximizing the return to our shareholders while maintaining a qualified workforce by:

(1)	attracting, developing, rewarding, retaining and motivating highly qualified and productive individuals;
(2)	directly aligning compensation with both company-wide and individual performance;
(3)	ensuring compensation levels that are externally competitive and internally equitable; and

(4)	encouraging executive stock ownership to enhance a mutuality of interest with our shareholders.

It is the Committee’s policy to provide incentives that promote both our short- and long-term financial objectives that are appropriate to the preservation and growth of our income-producing oil and natural gas assets. Our compensation system is designed to provide the appropriate balance between fixed and variable compensation, cash and equity compensation, and short- and long-term incentives. The combination of these compensation elements is intended to provide a total compensation package which is closely linked to our overall financial and operating performance. The base salary amounts we pay our Executive Officers are intended to provide sufficient competitive pay to attract and retain experienced and successful executives. The short-term incentive compensation program is designed to reward achievement of annual operating and financial objectives measured by quantitative metrics such as cash flow, company production volumes, finding and development costs, operating margins, operating costs and capital expenditures, as well as qualitative metrics such as environmental, health and safety performance. We believe these metrics represent factors that drive long-term value creation. The long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals by rewarding total shareholder return, both on an absolute basis and relative to our peer group (as defined below), and company growth. We seek to align the long-term interests of our shareholders and our executives through paying a substantial portion of total executive compensation in the form of equity-based incentives, the value of which rises when the market price of our Common Stock rises, and through stock ownership guidelines that encourage our executives to retain a significant ownership stake in our Company. See the pay mix charts on page 29 of this Proxy Statement.

As part of its annual evaluation of our compensation programs and in connection with approving any changes to the programs and awards under the programs, in order to ensure cost-effectiveness and financial efficiency, the Committee evaluates numerous factors, including the competitive landscape, financial impact of such compensation including the impact on our financial results, potential shareholder dilution and expected accounting and tax treatment. We also seek to ensure that our compensation program upholds high corporate governance standards and reflects evolving best practices.

Our Board has determined that it is in our best interest to maintain flexibility when establishing executive compensation due to the intense competition for qualified personnel within our industry and the volatility of commodity prices not under our direct control. Consequently, the components of and awards under our compensation program are evaluated annually against competitive conditions, the environment in which we operate and company-wide and individual performance.

With the exception of our CEO, COO and CFO, we do not have employment agreements (other than change in control agreements, discussed below) with any of our employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s demonstrated contributions to our values, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company. These factors are not approached on a formulaic basis but are addressed by the Committee subjectively.

Our philosophy is to target overall compensation opportunities at levels competitive with equivalent positions at companies in our peer group and other companies against which we compete for talent. As a general guideline, the Committee believes that the total compensation, including base salary, annual incentive cash bonuses and equity-based long-term incentive awards, for each of the NEOs should be approximately at the median of total compensation for equivalent positions of our peer group, before taking into account Company and individual performance. Based on the Committee’s analysis of the available data, the Committee concluded that the compensation paid to each of our NEOs was appropriate given the Company’s performance, size and complexity, as well as that individual’s performance.

Results from the 2011 Annual Meeting Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Shareholders, we held our first non-binding advisory vote on executive compensation, commonly known as “Say-on-Pay.” Of the votes cast, including abstentions, 94.9% approved our 2010 executive compensation. The Committee was mindful of this support for our philosophy of linking compensation to our operating objectives and enhancement of shareholder value, and, as a result, determined to continue the key components, design, implementation and amounts for our 2011 compensation programs.

Principle Components of our Pay-for-Performance Compensation Program

Compensation Element	Description	Form of Payment	Objectives
Base Salary	Fixed based on level of responsibility, experience, tenure, internal equity and qualifications	Cash	• Aid in attracting and retaining top talent • Recognize skills, competencies, experience and individual contribution • Consistent with competitive practice including peer group benchmarks on base pay
Short-Term Incentive Compensation Program (ICP)	Variable based on the achievement of annual financial and performance objectives and on executive’s contribution to strategic and operational objectives	Cash	• Link pay and performance
•   Aligns executives with short-term business objectives
•   Drive and incentivize superior annual performance at company, asset team and individual levels
•   Consistent with competitive practice
•   Engage executives in execution, collaboration and team work
• Emphasize accountability for results
Long-Term Incentive Awards	Variable based on the achievement of longer term financial goals and shareholder value creation	• 50% Time-vested RSUs (maintains retention value through short-term market volatility)
•   25% Time-vested stock options (rewards absolute share price appreciation)
• 25% PSAP Awards (rewards relative stock performance and production growth)	• Link pay and performance
•   Aids in attracting and retaining top talent

•   Aligns executives with longer term business objectives
•   Reward long-term performance
•   Align executive and shareholder interests
•   Drive shareholder value creation
• Consistent with competitive practice
Other Compensation and Benefits Programs	Satisfy employee health, welfare, and retirement needs	• Matching Contribution to 401(k) Thrift Plan • Executive Life Insurance • Financial Planning • Auto Allowance	• Aid in attracting and retaining top talent • Support overall health and well-being of all employees • Consistent with competitive practice

Factors Considered When Determining Total Compensation of NEOs

Peer Group Benchmarking

In addition to survey benchmarking, in order to ensure that the total compensation paid to our executive officers is competitive with companies against which we compete for executive talent and in order to ensure that we are informed as to compensation best practices, we perform our own internal analysis of the published compensation data of our peer group. The composition of that peer group was determined by the Committee in consultation with the CEO, the Vice President of Human Resources, and Deloitte Consulting and is as follows:

Peer Group Utilized for 2011 Analysis
Bill Barrett Corp.	Cabot Oil & Gas Corp.
Cimarex Energy Co.	Comstock Resources Inc.
Denbury Resources Inc.	Forest Oil Corp.
Plains Explorations & Production Co.	Penn Virginia Corp.
SandRidge Energy, Inc.	Quicksilver Resources Inc.
Stone Energy Corp.	SM Energy Company
Whiting Petroleum Corp.	Swift Energy Co.

The 2011 peer group was consistent with the 2010 peer group, except for Mariner Energy, Inc. which was acquired in 2010.

The pay levels and pay practices of this peer group were considered by the Committee as part of 2011 compensation decisions, including ultimately performance under the 2011 Performance Share Award Program, described below. It is our intent as much as reasonably possible to include in the peer group those companies whose attributes, including but not limited to size, market capitalization, nature and location of properties, strategies and structure, are similar to ours and to use the same peer group to measure our performance for all relevant purposes and not just for executive compensation.

The Committee compares the peer group data for the base salary, short-term incentive compensation and long-term incentive compensation for each NEO. When it is available, the data also is used to determine the relationship of cash to equity compensation and the allocation of long-term compensation between time vested RSUs, NQSOs and PSAP awards. The Committee believes that targeted total compensation, including base salary, annual bonus and the value of equity grants, for each of the NEOs should be approximately at the median of the total compensation paid by our peer group for equivalent executive officers, prior to adjustments for Company and individual performance. As the Committee reviewed the 2011 proxy data of the peer group prior to making its most recent decisions on compensation, it concluded that the compensation paid to our NEOs was appropriate given the Company’s performance and its size and complexity. The Committee further recognizes that the public data available as to the peer group is at least one year old and, therefore, is only one of many considerations in making decisions on executive compensation.

For 2012 benchmarking purposes, the Committee has determined to remove Penn Virginia Corp. and Comstock Resources Inc. from the peer group because they no longer fit the market capitalization criterion. Meanwhile, Laredo Petroleum Holdings, Inc., Newfield Exploration Company and Rosetta Resources, Inc. have been added to the peer group for 2012 because their market capitalizations are within the existing peer group range, and because the nature and location of their properties, and their business strategies and structures, are similar to the Company’s.

Survey Benchmarking

To evaluate compensation, the Committee also utilizes two external compensation surveys for the upstream oil and gas industry from Effective Compensation, Inc. (ECI) which focuses on both executive and non-executive positions and Meridian Compensation Partners, LLC (Meridian) which focuses on executive and technical/professional disciplines. Most of the companies in our peer group participate in the ECI survey. Some of the Meridian partners and employees are former employees of Hewitt Associates, Inc. (now known as Aon Hewitt), whose compensation surveys the Committee has used in the past. We understand that both ECI and Meridian develop their data by collecting data from participating companies and then publishing that data in an anonymous format provided to all the participants to assist in compensation decisions. The survey data is used to assess the reasonableness of the peer group compensation data and whether or not our NEO and other employee compensation was consistent with market practice as disclosed by the surveys.

Risk Assessment

On an annual basis, the Committee, in collaboration with our Human Resources department, conducts an assessment of potential risks that may arise from our compensation programs, policies and practices for all of our employees. This evaluation is designed to determine whether and to what extent, if any, our programs, policies and practices of compensating our employees could result in risk taking incentives, and whether risks arising from such programs, policies and practices are reasonably likely to have a material adverse effect on us. The risk mitigating factors considered in this assessment included the following:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.
•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including cash flow, production volumes, finding and development costs, operating costs, operating margins and capital expenditures. We prefer a balancing of factors to avoid having any one performance metric become an overriding influence. For that reason, the short-term incentive program (ICP) described below balances a number of metrics such as production targets, finding and development costs and operating margins. In addition, performance-based awards are based, in part, on the achievement of strategic and operational (including environmental, health and safety) objectives in addition to financial metrics to ensure that such other objectives are given the proper amount of attention by program participants. The Performance Share Award Program, also described below, uses the performance measures over a three-year period in order to mitigate against a short term focus at the expense of long-term results by our senior executives, including the NEOs.
•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics.
•	Layered Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.
•	Stock Ownership Guidelines: As it relates to our officers, this policy requires our CEO to own equity in the Company valued at six times his salary, other executive officers to own equity valued at two to three times their salary, and other officers to own equity valued at one to two times their salary, and requires our officers to retain this level of ownership throughout their tenure with the Company.
•	Composition of Compensation Committee: The Committee is comprised entirely of independent Directors.
•	Board Structure: The Chairman of the Board is an independent Director and is separate from the CEO.
•	Prohibition on Hedging: We have adopted a policy under which directors, officers and employees are prohibited from hedging or speculating in Company stock, and under which directors and officers are prohibited from pledging such stock as collateral for loans.
•	Clawback Policy: We have adopted a policy under which incentive compensation paid to an executive officer may be recouped by the Company in the event of a restatement of our financial results caused by the officer’s fraud or misconduct.
•	Compensation Decision Timing: The Committee and Board do not make their final decisions on compensation awards to officers and employees until after our audited financial statements are filed with the SEC.

After review of all these elements and specific discussion of them and others at scheduled meetings at least annually, the Committee and our Board have determined in 2011 and again in 2012 that it is not reasonably likely that our compensation programs, policies and practices create risks that will have a material adverse effect on us.

Timing and Other Matters

Our current policy is to make decisions with respect to cash bonuses and equity awards in March following each completed fiscal year. Annual salary adjustments are also made at that time. This policy ensures that compensation decisions are made after the full year’s performance for the prior year is analyzed and the Company’s Annual Report on Form 10-K is filed. For 2009 and prior years, equity-based awards were made in December in respect of the year then ending. In March 2010, we implemented the PSAP and granted 2010 PSAP awards with a performance period of 2010 – 2012. As a result of the change in the timing of awards, except for a grant to Mr. O’Connor upon his employment, we did not make any option or time-vesting RSU awards during 2010, and instead made those awards in respect of 2010 performance in March 2011. Accordingly, the amounts shown in the 2010 “Stock Awards” column of the Summary Compensation Table below are lower than they would have been had we continued our prior practice of granting those awards in December of the applicable year. In March 2011, grants of RSU, NQSO and PSAP awards were made with respect to 2010 performance, and in March 2012, similar grants were made with respect to 2011 performance.

Incentive Compensation Recoupment Policy

On February 16, 2012, our Board of Directors adopted an incentive compensation recoupment, or “clawback,” policy under which the Board has discretion to require reimbursement to the Company of a portion of any incentive compensation award paid to any named executive officer (as defined in the Securities Exchange Act of 1934) where the Board finds the award was predicated on the achievement of certain financial results that were subsequently the subject of a substantial restatement, the officer engaged in fraud or misconduct that caused the need for the restatement in whole or part, and a lower award would have been made to the officer based on the restated financial results. We intend to amend the policy to comply with the additional requirements of the Dodd-Frank Act after the Securities and Exchange Commission adopts new regulations implementing those requirements. The current policy is available on our website at http://www.bry.com.

2011 EXECUTIVE COMPENSATION

Components of Executive Compensation

Pay Mix

The majority of the CEO’s and other NEOs’ total direct compensation is “at risk” and dependent upon the Company achieving financial and other business goals set by the Committee, with a significant portion of such total direct compensation tied to the Company’s long-term results and future stock price performance. As illustrated in the charts below, approximately 86% of the CEO’s and 78% of the other NEOs’ 2011 target total compensation (excluding Other Compensation as described in the Summary Compensation Table below) is “at risk.” We believe this balance of fixed and variable compensation is consistent with the Company’s executive compensation philosophy, maintains a strong link between NEOs’ compensation and Company performance and motivates executives to deliver strong business performance to create shareholder value.

2011 Target Total Compensation Mix

Base Salary

The Committee reviews the NEOs’ salaries annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility and experience, the Company’s performance, individual performance relative to internal peers and pay practices of the peer group for executives of similar responsibility. By design, we strive to set our NEOs’ base salaries at or close to the median of our peer group, adjusted for years of experience, individual performance and job responsibility.

On March 2, 2011, the Board and the Committee determined to increase salaries for all employees on average by 4%, effective February 27, 2011, the first day of the applicable pay period. The average increase is consistent with the upstream oil and gas industry salary data we obtained from external compensation surveys. For the NEOs, salaries commencing February 27, 2011 were set as follows:

NEO	2011 Base Salary	Percentage Increase from Prior Year	2011 Salary % +/- 2010 Peer Group Median
Robert F. Heinemann	$620,000	—%	3%
Michael Duginski	$350,000	6%	(10%)
David D. Wolf	$320,000	4%	(10%)
G. Timothy Crawford	$285,000	14%	(9%)
Davis O. O’Connor	$273,000	3%	(7%)

In general, the NEOs who received the larger salary increases were those whose 2010 base salaries were furthest below the median salaries paid to equivalent positions at peer group companies. With the exception of our CEO, whose base salary was unchanged from 2010, the base salaries of our NEOs remain below the median of what our peer group companies are paying for equivalent positions. Our CEO’s base salary is slightly above the median. In addition to competitive compensation data, in setting base salaries, the Committee and Board took into account the individual performances of each NEO as described below.

Short-Term Incentive Compensation

The Committee believes that a significant portion of the annual cash compensation of each NEO should be in the form of variable cash incentive pay. Our annual short-term incentive cash bonus program, known as Short Term Incentive Compensation Program (ICP), reflects that philosophy. All full-time employees participate in the program. The intent of the ICP is to align employee incentives to the achievement of annual performance goals based upon the employee’s job position, and the program is designed to reward NEOs and other employees for achievement of annual performance and financial objectives. The NEOs and other employees are evaluated, in part, based on the outcome of a company-wide performance measurement grid known as the ICP Scorecard. Typically, in the case of NEOs, the pay philosophy is to target total annual cash compensation with reference to the median of peer group cash compensation, with the opportunity to earn annual cash incentives through the ICP in excess of target levels based on achieving performance superior to the objectives the Committee has determined to reward. If the performance objectives are not achieved, the NEOs and other employees will earn annual cash incentives under the ICP that are below the target level.

Each employee participant in the ICP is assigned a potential bonus range as a percentage of base salary. The bonus range is established by contract for NEOs who have employment agreements, and by the Committee for the other NEOs, and each range represents an amount the Committee deems competitive and appropriate, based on its consideration of peer data and other factors discussed herein. Target bonus levels are then established by the Committee after the end of each year at an amount that the Committee deems appropriate based upon each NEO’s individual performance, assuming all of our performance goals are achieved at the “target level.” For 2011, the bonus ranges and target bonuses as percentages of salary for our NEOs were as follows:

NEO	Bonus Range as % of Base Salary	2011 Target Bonus %
President and Chief Executive Officer	50% – 200%	200%
Executive Vice President and Chief Operating Officer	50% – 200%	120%
Executive Vice President and Chief Financial Officer	50% – 200%	120%
Senior Vice President – California	60% – 75%	65%
Vice President and General Counsel	75% – 100%	87.5%

We use the ICP Scorecard to further adjust the target bonuses and determine the final amount of short-term incentive compensation payments. On February 10, 2011, the 2011 ICP Scorecard was approved by the Committee and the Board. The 2011 ICP Scorecard has four company-wide performance measures: discretionary cash flow, total production, finding, development and acquisition costs per barrel of oil equivalent (BOE), and operating margin per BOE. The targets for each of these measures are initially based on the Company’s 2011 capital budget, which assumes West Texas intermediate (WTI) oil prices at $75.00/bbl and natural gas at $4.50/Mcf. Each performance measure is also assigned (i) a relative weight and (ii) minimum, target and maximum levels, which are set forth in the tables below. A performance measure falling at or below the minimum results in a score of 0.5, a performance measure at target results in a score of 1.0, and a performance measure falling at or above the maximum results in a score of 1.5. We use linear interpolation to calculate the scores for performance within the various measurement ranges.

Discretionary Cash Flow — This target represents the cash provided by operating activities before changes in working capital items. This measure is important because cash flow is the primary source of funding capital expenditures and working capital needs. In 2011, our discretionary cash flow missed the target due primarily to lower than projected production volumes.

Total Production — The production volume target represents the volume of BOE per day as initially estimated in our annual capital budget to be produced and sold during 2011. This measure is important because the majority of our revenue is generated by the sale of oil and natural gas. In 2011, our production volume did not meet the target principally due to regulatory delays affecting our California properties and gas curtailments affecting our Permian properties.

Finding, Development and Acquisition Costs — The finding, development and acquisition (FD&A) costs target represents the initially estimated cost of proved reserves additions in $/BOE based on the annual capital budget. FD&A is a measure of the efficiency of our capital program in adding value. Our FD&A costs were higher than targeted in 2011 due to a variety of factors, including higher than anticipated drilling and other capital costs with no associated reserve additions, and activity changes.

Operating Margin — Operating margin measures the proportion of revenue remaining after paying costs of production, on a per BOE basis. It is an important indicator of efficiency and profitability, and serves to focus our efforts on high-return projects and bottom line results. Operating margin is weighted less than the other metrics because production and operating costs are the primary drivers of margin. In 2011, our operating margin on a per BOE basis was very close to target.

Additionally, there is an overall modifier based on our environmental, health and safety (EHS) performance which is applied based on company-wide and regional performance. EHS performance for this purpose is evaluated based on statistical industry measurements and qualitative goals, including lost time and Occupational Safety and Health Administration reportable incidents, by a committee of management and non-management employees which establishes the criteria for the evaluation. Their report is supplied to the Committee for approval. The minimum and maximum adjustments for the EHS multiplier are generally between 95% and 105%, respectively. In 2011, the EHS multiplier was set at 99% which was incorporated in the 2011 ICP Scorecard factor.

The Committee and the Board, with input from the CEO, have the discretion to adjust the ICP Scorecard over the course of the year. For example, adjustments to ICP targets may be required when events occur that could not be anticipated in the design of the ICP at the beginning of the year, such as acquisitions completed over the course of the year or events outside our control such as disruptions in our access to crude oil and natural gas markets. In addition to other minor adjustments, the following adjustments were made in 2011 with the approval of the Committee and Board:

•	The discretionary cash flow metric was adjusted to account for, among other factors, actual commodity prices (including changes in differentials) and existing hedge positions, increased production volumes from acquisitions made during the year, supplemental capital approved both for acquisitions and existing Company properties and changes in the deferred income tax position. In 2011, the target was adjusted upwards approximately 43.5% due primarily to improved crude oil pricing above $75.00/bbl. WTI and improved California oil differentials;
•	The total production metric was adjusted upwards for (i) increased production resulting from acquisitions, and (ii) increased production resulting from supplemental capital approved during the year, and downward to account for regulatory delays impacting our California diatomite production (and accompanying steam injection curtailments) and gas curtailments impacting our Permian production, resulting in a net downward adjustment of approximately 569 BOE/D, or 1.5%;
•	The FD&A/BOE metric was adjusted downward by $1.00/BOE, or approximately 6%, primarily to account for acquisitions that were not contemplated when the target was initially set; and
•	The operating margin metric was adjusted primarily to account for actual commodity prices, improved California oil differentials and existing hedge positions, resulting in a net upward adjustment of approximately 49%.

After adjustments, the final 2011 ICP Scorecard effective for the NEOs and other employees is set forth below:

Measure of Performance	Relative Weight	Minimum	Target(1)	Maximum	Results	Score
Discretionary Cash Flow ($MM)	30%	$505	$574	$649	$463	0.50
Total Production (BOE/D)	30%	35,357	38,432	41,507	35,687	0.79
FD&A/BOE	30%	$19.00	$16.00	$13.00	$18.38	0.80
Operating Margin ($/BOE)	10%	$44.72	$52.00	$59.28	$51.29	0.98
EHS Performance Factor	Applied to weighted scorecard results					0.99
ICP Factor						0.72
(1)	The original 2011 ICP Scorecard targets established February 10, 2011 were: Discretionary Cash Flow — $400 million; Total Production — 39,000 BOE/D; FD&A/BOE — $17.00; and Operating Margin — $35.00/BOE.

The final ICP factor used for the NEOs’ 2011 short-term incentive compensation award calculations in March 2012 was 72%.

In determining Mr. Heinemann’s ICP target bonus, the Committee and the Board considered his leadership in accomplishing the following:

•	Mr. Heinemann led the Company to achieve 2011 strategic initiatives and operational plans, resulting in record cash flows, nearly a 50% increase in our pre-tax PV10 value, a 9% year-over-year increase in our production volumes, and a 2% year-over-year increase in our reserves.
•	Mr. Heinemann was successful with overall development and implementation of our 2011 Corporate Strategy Action Plan (CSAP), aimed at growing revenue, maintaining an operating margin of over $40/BOE, replenishing the Company’s drilling inventory, focusing the Company on developing its high return oil projects and positioning the Company for continued success in the market.
•	Mr. Heinemann continued to build positive strategic relationships across the oil and gas industry with key industry players, investors, analysts, government officials and other key constituencies

Mr. Duginski’s ICP target bonus reflected the Committee’s and Board’s evaluation of his contributions in improving the Company’s production results, increasing total cash flow, leading the permit approval process essential to enhanced production from certain of the Company’s California properties, establishing and expanding the Company’s presence in the Permian Basin in Texas, and generating new production opportunities in the Company’s Uinta assets. Mr. Duginski continued to identify and implement strategies to grow the Company’s reserves and production and to improve its EHS performance.

Mr. Wolf’s ICP target bonus was based on his strong contributions to the Company’s strategic initiatives, his efforts to ensure that we continue our accounting and reporting practices with the highest quality standards and transparent and robust disclosures, his management of the Company’s equity and bond offerings, and his success in increasing the Company’s research coverage and enhancing the Company’s credibility with investors. He provided leadership and insight to our investor relations organization.

Mr. Crawford’s ICP target bonus was based on his leadership with respect to the Company’s important and technically and operationally complex California assets, including his successful efforts to recruit and develop experienced production teams in California, to position the Company as the oil developer of choice for the major oil companies in California, to manage relations with California regulators, to secure the first cyclic steam underground injection permit issued by the California agency with jurisdiction over the Company’s oil properties, to identify and implement frontier techniques applicable to production of heavy oil from the Company’s California properties and to increase overall production from such properties. The Company’s California operations continue to deliver a majority of our production and revenue, at the Company’s highest operating margins.

Mr. O’Connor’s ICP target bonus was based on the fact that Mr. O’Connor was in his first full year of service with the Company during which he assumed leadership roles in resolving a number of the Company’s litigation matters, managing corporate transactions, managing the Company’s relations with various stakeholders, growing a legal department, managing many of the Company’s compliance functions, developing a more robust EHS program, providing legal advice, guidance and counseling to all of the Company’s asset teams, dealing with regulators and managing the Company’s contracting function.

The Committee took all of these factors, including the 2011 ICP Scorecard factor reflecting Company performance shortfalls, into account and recommended the following short-term incentive compensation awards for the NEOs, all of which are below the targeted amounts and which were approved by the Board of Directors on March 2, 2012:

NEO	Bonus Range as % of Base Salary	Target Bonus %	Target times Base Salary(1)	2011 ICP Factor	Final Bonus(2)
Robert F. Heinemann	50% – 200%	200%	1,240,000	72%	$890,000
Michael Duginski	50% – 200%	120%	420,000	72%	$300,000
David D. Wolf	50% – 200%	120%	384,000	72%	$275,000
G. Timothy Crawford	60% – 75%	65%	185,250	72%	$135,000
Davis O. O’Connor	75% – 100%	87.5%	238,875	72%	$170,000
(1)	Represents the award approved by the Committee and the Board based on the individual performance factors discussed above, prior to application of the 2011 ICP Scorecard factor.
(2)	The Committee and Board retain discretion to round the final short term incentive compensation award amounts.

Although our total shareholder return has remained above the median total shareholder return for both our peer group and the GICS Group 101020 during the one-, three-, and five-year periods ending December 31, 2011, we were moderately below some of our operational and financial performance targets during 2011. Accordingly, with the exception of Mr. O’Connor’s, the short term incentive compensation awards paid our NEOs for 2011 were, on average, approximately 30% less than the 2010 awards. Mr. O’Connor’s 2011 short term incentive compensation award increased from his 2010 award in recognition that 2011 was his first full year with our Company.

Long-Term Incentive Compensation

The Committee and the Board of Directors believe that our long-term incentive compensation program should be designed to drive the achievement of strategic long-term business objectives, align management’s interests with those of our shareholders and aid in the recruitment and retention of key executives. As with base salary and short-term incentive compensation, the form and value of long term awards is determined by the Committee and our Board based on several factors. These factors include our need to retain a specific employee, the employee’s position and performance, the employee’s potential for advancement, the employee’s ability to add value to our enterprise, the value of existing vested and unvested outstanding equity-based awards, benchmarking percentiles and competitive compensation data. The relative weight given to each of these factors varies among individuals at the Committee’s discretion. In addition, the Committee and Board take into account the recommendations of the CEO with respect to the long term equity awards for the other NEOs.

The long-term incentive compensation program uses three forms of awards: time-vested restricted stock units (RSUs); time-vested non-qualified stock options (NQSOs); and performance share awards (PSAPs). The RSUs not underlying the PSAP grants and the NQSOs vest in four equal annual installments on each annual anniversary of the award grant date, and the RSUs underlying the PSAP grants vest on the date the Committee determines the applicable performance measures have been met after the end of the applicable performance measurement period.

For 2011, the Committee and Board determined for our NEOs that a split of 50% in RSUs, 25% in NQSOs and 25% in PSAP awards, valued at the grant date closing stock price, represented a total long-term equity incentive opportunity aligned with shareholder interests with the appropriate balance for long term incentives of risk, performance and retention.

Overall the corresponding value of units granted to the NEOs on March 2, 2011 was approximately 13% higher compared to the value of the grants made on December 11, 2009, primarily due to the Company’s strong performance during 2010 as measured by production, stock price and TSR and the first-time employment of an inside general counsel. No equity grants were made to the NEOs in 2010 other than pursuant to the 2010 Performance Share Award Program (2010 PSAP) and to Mr. O’Connor upon the commencement of his services on October 8, 2010. On March 2, 2011, the Board granted the following RSUs and NQSOs to the NEOs:

Name	Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded	Number of Stock Options Awarded	Grant Date Fair Value of Stock Options Awarded
Robert F. Heinemann	28,866	$1,374,310	33,129	$700,016
Michael Duginski	12,887	$613,550	14,790	$312,513
David D. Wolf	12,372	$589,031	14,198	$300,004
G. Timothy Crawford	6,444	$306,799	7,395	$156,256
Davis O. O’Connor	5,155	$245,430	5,916	$125,005

As discussed above under “Factors Considered When Determining Total Compensation of NEOs — Timing and Other Matters,” in 2010 the Company changed its policy with respect to timing of equity grants to make such grants after the end of each fiscal year. Accordingly, the grants awarded in 2011 were made in respect of 2010 performance. However, because the grants were actually made during 2011, they are reflected as 2011 compensation in the Summary Compensation Table below. Our Board and Committee considers the RSUs and NQSOs granted in March 2011 and the 2010 PSAP awards all to be compensation in respect of 2010 performance.

Equity grants, including NQSOs, are priced on the day of our Board meeting at which the grant decision is made and for which the meeting date is set well in advance. Likewise all other equity grants that may be occasionally granted during the year for new hires or special retention awards are priced on the date of grant. Under the 2005 Equity Incentive Plan, awards were priced at the average of the high and the low market sales price on the date of grant. For awards under the 2010 Equity Incentive Plan, awards are priced at the closing market price on the date of grant.

2011 Performance Share Award Program

On March 2, 2011, the Committee and the Board adopted the 2011 Performance Share Award Program (2011 PSAP). Our Performance Share Award Program (PSAP) is intended to provide an annual incentive opportunity based on the overall success of the Company over a three-year period and is designed to represent approximately 25% of the total equity-based awards granted to an NEO each year. The PSAP is designed to diversify our equity grant program beyond our prior practice of only granting RSU and NQSO awards. Each award under the PSAP grants a target number of RSUs based on an award value established by the Committee at the time of the grant subject to the applicable terms of 2010 Equity Incentive Plan and the PSAP Award Agreement. The target number of PSAP RSU awards is established by dividing the award value by the closing market price of our Common Stock on the date of the grant. The grant date fair values of these awards were as follows: Mr. Heinemann: $748,444; Mr. Duginski: $334,134; Mr. Wolf: $320,754; Mr. Crawford: $167,041; and Mr. O’Connor: $133,643. After the applicable performance period has ended, the holder of an award is entitled to receive a payout of shares equal to the targeted number of RSUs multiplied by a factor determined with reference to the degree of achievement of the performance targets set out in the applicable PSAP Award Agreement. The Committee has discretion to reduce, but not increase, the ultimate amount of any such award.

In addition, for any payout to occur, under the 2011 PSAP, the Company must maintain a ratio of EBITDA to interest paid over a three-year performance period from 2011 to 2013 that is no less than 2.5x. This coverage ratio test was chosen by the Committee since it is a standard credit covenant in our senior note indentures and focuses management on balancing the PSAP performance targets with the need to maintain the Company in a strong financial position. If the Company has not met the coverage ratio test, no shares will be issued under the 2011 PSAP.

Assuming the coverage ratio test is met, the number of RSUs ultimately paid under the 2011 PSAP is based upon two equally weighted performance factors: (i) total shareholder return as compared to the peer group from 2011 to 2013 and (ii) compounded annual production growth as measured by average annual barrels of oil equivalent per day (BOE/D) (excluding acquisitions and divestitures) from 2011 to 2013. The initial target measures of performance in 2011 for the PSAP awards are as follows:

Performance Measure	Threshold	Target	Maximum
Total Shareholder Return	25th Percentile	50th Percentile	75th Percentile
Compound Annual Production Growth (BOE/D)	8% (41,100 BOE/D)	13% (47,100 BOE/D)	18% (53,700 BOE/D)

Under the PSAP, depending on achievement of the performance targets, the NEOs may earn stock awards ranging from 25% to 175% of the targeted number of RSUs. If the total shareholder return is at the 50th percentile of the peer group and the production growth is at 13% (47,100 BOE/D), the Committee will issue shares of our Common Stock to the NEOs equal in number to the targeted number of RSUs set forth in the table below. If the total shareholder return is above the 50th percentile and below the 75th percentile of the peer group or if the production growth is above 13% (47,100 BOE/D) and below 18% (53,700 BOE/D), the Committee intends to reduce the number of shares issued proportionately below the maximums set forth in the table below. If the total shareholder return is below the 50th percentile and above the 25th percentile of the peer group or if the production growth is below 13% (47,100) and above 8% (41,100 BOE/D), the Committee intends to reduce the number of shares issued proportionately below the targeted number of RSUs. If the total shareholder return is below the 25th percentile of the peer group or if the production growth is below 8% (41,100 BOE/D), the Committee intends to eliminate the applicable PSAP award attributable to each measure.

Additionally, the Committee may adjust the performance measures if any of the following events occur during the relevant performance period: production gains and losses based on the purchase or sale of assets; extreme price volatility; impairment of assets and/or counterparty failures beyond management control; natural disasters; legislative actions taken which negatively affect operations or results; changes in accounting or tax rules which significantly affect outcomes; and any extraordinary, unusual or non-recurring items.

On March 2, 2011, the Board granted the following PSAP awards (in RSUs) to the NEOs:

NEO	2011 – 2013 PSAP Awards
	Below Threshold	Threshold	Target	Maximum
Robert F. Heinemann	None	3,608	14,432	25,257
Michael Duginski	None	1,611	6,443	11,275
David D. Wolf	None	1,546	6,185	10,824
G. Timothy Crawford	None	805	3,221	5,637
Davis O. O’Connor	None	644	2,577	4,510

Upon the death or disability of Messrs. Heinemann, Duginski or Wolf, the award granted under the 2011 PSAP shall fully vest at the target award level and shall be paid in full. Upon the death or disability of Messrs. Crawford or O’Connor, or the other officers receiving PSAP awards, the award granted under the 2011 PSAP shall (1) immediately vest based on the pro-rata amount of time that has lapsed since the commencement of the performance period, in this case January 1, 2011, and the date of death or disability; and (2) be paid in full at the target award levels. Upon a change in control of the Company, as defined in the PSAP Award Agreement, all awards to the NEOs shall immediately vest and shall be paid in full at the target award levels. In the event Mr. Heinemann is involuntarily terminated without cause or terminates his employment for good reason, as set forth in his employment agreement, the award granted to him under the PSAP award will be (1) fully vested, (2) paid when all other awards are paid, and (3) based on our actual performance.

Perquisites

The NEOs are entitled to the same benefits coverage as all other employees such as health insurance, 125 Cafeteria Plan, reimbursement of ordinary and reasonable business expenses, and relocation expenses when the relocation is at our request, with the exception that the NEOs may also receive (a) a monthly automobile allowance, (b) financial planning services, and (c) executive life insurance. We have not adopted a qualified pension benefit plan for any employee or supplemental executive retirement plan.

Officer Stock Ownership Guidelines

The Company’s executive officers should own, at a minimum, qualified securities (as defined in the stock ownership guidelines and described below) in accordance with the following guidelines:

Title	Multiple of Base Salary
Chief Executive Officer	6 times
Executive Vice President, Chief Financial Officer, Chief Operating Officer	3 times
Vice President or equivalent	2 times
All other executive officers	1 times

Each executive officer is required to comply with the guidelines within five years of: (i) November 17, 2010, the date of adoption of this policy, for existing executive officers; or (ii) the date of appointment, for executive officers appointed after the date of adoption of this policy. If an executive officer fails to meet the guidelines set forth above within the appropriate time frame, such executive officer is required to retain a minimum of 50%, on a post-tax basis, of all future equity awards until the guidelines are met.

Qualified securities include (a) shares of Common Stock; (b) vested or unvested stock units, provided, however, that performance based share awards shall not be included until vested; (c) vested stock options unless, as of the first trading day of each calendar year, the exercise price is higher than the then current fair market value of the Company’s Common Stock, in each case owned individually by the executive officer; (d) Common Stock held in the executive officer’s 401(k) retirement plan; (e) qualified securities owned jointly with, or separately by a spouse, domestic partner and/or minor children, either directly or indirectly; and (f) restricted stock units which have been deferred pursuant to an election made by the executive officer under any of the Company’s equity incentive plans.

For the purposes of calculating qualified securities, the value of Common Stock and RSUs is calculated on the first trading day of each calendar year based on the then fair market value and the value of the vested “in the money” NQSOs shall be the difference between the exercise price and the fair market value of the Common Stock. The fair market value of Common Stock is defined as the closing price of the Company’s Common Stock on the first trading day of each calendar year. Any subsequent change in the value of the Common Stock will not affect the amount of stock executive officers are required to hold during that year. In the event of an increase in base salary, the applicable executive officer shall not have to adjust his or her holdings until January 1st of the calendar year after the increase in base salary.

The Committee reviewed compliance with the ownership guidelines on February 15, 2012 and concluded that all of the Company’s officers are either in compliance with the ownership guidelines or are within the five-year accumulation period.

In addition, pursuant to our Insider Trading Policy, our Directors, NEOs and other officers are prohibited from entering into any hedging contracts with respect to our Common Stock or from using our Common Stock as collateral for any loans.

Employment Agreements

Messrs. Heinemann, Duginski and Wolf have employment agreements and the provisions are summarized below:

Mr. Heinemann’s Employment Agreement

On June 23, 2006, we entered into an amended and restated employment agreement with Mr. Heinemann (the Amended and Restated Employment Agreement) that extended the term of Mr. Heinemann’s employment until January 31, 2010 and provides that we may annually elect to extend the term for an additional year by giving two years prior notice. Each December thereafter starting in 2007 and including December 2011, the Board exercised its right to give notice to Mr. Heinemann of additional one year extensions of the Amended and Restated Employment Agreement such that his agreement now expires January 31, 2015. Except for such extensions and an amendment entered into in November 2008 for the sole purpose of ensuring compliance with certain technical terms under Section 409A of the Internal Revenue Code of 1986, as amended (IRC), Mr. Heinemann’s Amended and Restated Employment Agreement has not been amended or modified since it was entered into.

The Amended and Restated Employment Agreement provides for an annual salary of $500,000, which may be increased from time to time by the Committee or the Board. Mr. Heinemann’s salary was adjusted by the Committee and Board to $620,000 in January 2010 and again in March 2012 to $645,000. The Agreement also provides for an annual bonus of between 50% and 200% of base salary with a target of 100% of the base salary (although in certain circumstances it may be less). Mr. Heinemann’s incentive compensation is primarily derived from short term incentive compensation bonuses and long term incentive equity awards.

In the event we terminate Mr. Heinemann’s employment without cause, or Mr. Heinemann terminates his employment for good reason, Mr. Heinemann will be entitled to severance in an amount equal to two times (1) his annual base salary, (2) his highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a two year period. Mr. Heinemann’s unvested stock options and RSUs will also fully vest upon such an event, provided, however, that the PSAP awards described herein would not be payable until after the end of the applicable performance period based on actual Company performance tested against the applicable PSAP performance measures. His right to exercise stock options granted under our 1994 Stock Option Plan would be extended, subject to applicable securities laws, to the later of the last day of the calendar year during which such options would otherwise terminate, or the 75th day following such existing termination date.

In the event we terminate Mr. Heinemann’s employment without cause, or Mr. Heinemann terminates his employment for good reason within two years after (or in certain cases within six months before) a change in control, as defined, Mr. Heinemann will be entitled to the above benefits with respect to his stock options, RSUs, and the PSAP awards described below, and enhanced severance representing three times (1) his annual base salary, (2) highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, and to continue certain other benefits for a period of three years. In accordance with the terms of the original Employment Agreement and also the Amended and Restated Employment Agreement, we agreed to pay Mr. Heinemann for any excise taxes on parachute payments imposed as a result of the foregoing benefits. See page 48 of this Proxy Statement for a table that summarizes certain of these benefits under described assumptions.

If Mr. Heinemann resigns or if we terminate his employment for cause, Mr. Heinemann is not eligible for any separation benefits and will forfeit all unvested stock options, RSUs and performance shares when his employment ends. The independent Directors acted unanimously to approve the Amended and Restated Employment Agreement, upon the recommendation of the Committee, and likewise unanimously approved the compensation awards to him thereafter and the notices of extension of the term of his Amended and Restated Employment Agreement.

As part of the execution of the Amended and Restated Employment Agreement with Mr. Heinemann in June 2006, his salary continuation agreement was terminated and replaced by a provision that would pay Mr. Heinemann three times his compensation as described above, but would only be paid in the event there was both a change in control and either Mr. Heinemann was terminated or he resigned for good reason, as defined. This approach is known as a “double trigger.”

Messrs. Duginski and Wolf’s Employment Agreements

On November 19, 2008, we entered into employment agreements with Mr. Duginski and Mr. Wolf. Each of such employment agreements provides for a three-year term of employment and that the term of employment will thereafter be automatically renewed for successive one-year terms unless cancelled by either us or the executive upon six months’ notice. The employment agreements confirmed Mr. Duginski’s then current annual salary of $320,000 (adjusted to $350,000 for 2011 and to $365,000 for 2012) and Mr. Wolf’s then current annual salary of $300,000 (adjusted to $320,000 for 2011 and to $340,000 for 2012) (and Mr. Wolf’s initial cash bonus of $150,000), and eligibility for each executive to receive a discretionary annual bonus with a range from 50% to 200% of the base salary per year. In the event we terminate either Mr. Duginski or Mr. Wolf’s employment without cause, such executive’s employment terminates due to death or disability, or the executive terminates his employment for good reason, any outstanding equity awards may immediately vest.

In the event we terminate either Mr. Duginski or Mr. Wolf’s employment without cause, or either terminates his employment for good reason within two years after a change in control, as defined, Mr. Duginski or Mr. Wolf will be entitled to the above benefits with respect to his stock options, RSUs, and the PSAP awards described herein, and enhanced severance representing two and one-half times (1) his annual base salary, (2) highest annual bonus in the last two years and (3) our then maximum annual matching contribution to our 401(k) Plan, and to continue certain other benefits for a period of two and one-half years. In accordance with their employment agreements, we pay Mr. Duginski and Mr. Wolf for any excise taxes on parachute payments imposed as a result of the foregoing benefits.

2012 EXECUTIVE COMPENSATION

This section provides an update to compensation decisions and actions we made after fiscal 2011. Such decisions and actions take into account the strong shareholder support for our compensation philosophy and program and therefore continue the components, design and implementation of the 2011 program, with changes in amounts to reflect Company and individual performance. For 2012, we will compensate our NEOs with a similar compensation program consisting of base salary, short-term incentive compensation, long-term incentive compensation, including the 2012 Performance Share Award Program, and perquisites.

Base Salary

On March 2, 2012, the Board and the Committee determined to increase base salaries for all employees on average by 4% effective February 26, 2012, the first day of the applicable pay period. The average increase is consistent with the upstream oil and gas industry salary data we obtained from external compensation surveys conducted by ECI and Meridian. For the NEOs, with the exception of Mr. Wolf whose base salary was increased 6%, 2012 base salaries commencing February 26, 2012 were increased by 4% from 2011 base salaries.

2012 Short-Term Incentive Compensation Program

On March 2, 2012, the 2012 ICP Scorecard was approved by the Committee and the Board. The 2012 ICP Scorecard factor will be used to determine the final 2012 short-term incentive compensation awards.

Based on recommendations from management, the Committee and Board approved changes to certain of the performance measures contained in the 2011 ICP Scorecard for incorporation into the 2012 ICP Scorecard. The relative weight of Total Production has been increased from 30% to 40% to reflect the fact that volumes of oil and natural gas production have the largest impact on the Company’s profitability, growth and cash flow. The discretionary cash flow performance measure has been replaced with an operating cost per BOE metric since the Company believes that operating costs are the most significant component of the operating margin calculation when oil and gas prices are constant and, accordingly, focusing management on reducing operating costs will have a significant positive impact on the Company’s operating margins. Finally, the finding, development and acquisition cost measure has been replaced with a capital expenditure metric in order to focus management attention on managing development expenditures in an inflationary environment. The Company’s cash flow, finding and development costs, and net asset value will be improved if the Company is able to keep capital expenditures below the target amount, as such target is adjusted with Board approval to account for changes in Company activity levels. In addition, the ICP scorecard maintains an overall modifier based on company-wide EHS performance.

Long-Term Incentive Compensation

For 2012, the Committee and our Board have determined that the equity grants for our NEOs will be again be weighted 50% in RSUs, 25% in NQSOs and 25% in PSAP grants, as valued at the grant date closing stock price. With the exception of Mr. O’Connor’s, the value of equity grants (based on the grant date closing stock price) to the NEOs on March 2, 2012 was the same as that granted in 2011. In Mr. O’Connor’s case, his equity grant value increased $175,000 in recognition of his first full year of service with the Company in 2011. The vesting schedules will be the same as those set for the 2011 long-term equity awards.

2012 Performance Share Award Program

On March 2, 2012, the Committee and the Board adopted the 2012 Performance Share Award Program (2012 PSAP). The 2012 PSAP utilizes the same categories of performance metrics (total shareholder return as compared to peer group, and compounded annual production growth as measured by average annual BOE/D) as the 2011 PSAP, and value of the awards made to NEOs under the 2012 PSAP, based on the grant date closing stock price, is substantially the same as the value of those made under the 2011 PSAP. Since the grant date stock price in 2012 is higher than the grant date stock price in 2011, the target number of RSUs has been reduced for each NEO.

CHANGE IN CONTROL AGREEMENTS

Since the late 1980s, we had provided salary continuation agreements for certain of our executives which provided for a multiple from two times to one-half times the executive’s salary and bonus, as defined, in the event of a defined change in control. These contracts are generally known as “single trigger” in that the payment was due without regard to future status of employment of that executive in the event that the change in control occurred. As part of the execution of the Amended and Restated Employment Agreement with Mr. Heinemann in June 2006, his salary continuation agreement was terminated and replaced by a provision that would pay Mr. Heinemann three times his compensation as described above, but would only be paid in the event there was both a change in control and either Mr. Heinemann was terminated or he resigned for good reason, as defined. This approach is known as a “double trigger.”

On August 22, 2006, upon recommendation of the Committee, our Board authorized a plan pursuant to which we would enter into a Change in Control Severance Protection Agreement (Severance Protection Agreement) in an approved form with each of our then Executive Vice Presidents, Vice Presidents, Controller, Treasurer and Corporate Secretary. The Severance Protection Agreements provide for payment of severance to the executive upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason, in either case within two years after a change in control of the Company. For Mr. Duginski and Mr. Wolf, the outstanding Severance Protection Agreements were terminated effective November 19, 2008, and the provisions of those agreements were incorporated into the terms of their respective employment agreements.

For the Senior Vice President and the Vice Presidents, the severance will be in an amount equal to two times: (1) annual base salary, (2) highest annual bonus in the last two years, (3) our then maximum annual matching contribution to our 401(k) Plan and (4) the executive’s car allowance, if any. For the other covered Officers, the payment will be in an amount equal to one and one-half times the foregoing amounts. Such amounts will include any annual bonus earned by the executive for the calendar year in which a qualifying termination occurs, and no separate bonus will be paid. The Severance Protection Agreements also provide that we will, upon a qualifying termination, continue to pay the portion of the premium for the executive’s health coverage that we paid before the qualifying termination, and continue to pay for term life insurance coverage at the level in effect before the qualifying termination, for a number of years equal to the compensation multiple approved for the executive. In addition, the Severance Protection Agreements provide that all unvested stock options, RSUs and the PSAP awards described above pursuant to the terms of those award agreements will fully vest upon a qualifying termination, and the executive’s right to exercise any stock options granted under our 1994 Stock Option Plan would, subject to applicable securities laws, be extended to the later of the last day of the calendar year during which the options would otherwise terminate, or the 75th day following such termination date. The Severance Protection Agreements also provide that we will pay the executive for any taxes on “parachute payments” imposed as a result of the foregoing benefits. The Committee and our Board believe that having these Severance Protection Agreements in place is an important retention incentive for our Officers. Effective October 8, 2010, Mr. O’Connor was entitled to the same Severance Protection Agreement as the other Vice Presidents as well as an Indemnification Agreement. Mr. Duginski and Mr. Wolf’s Employment Agreements and the Severance Protection Agreements also contain double trigger features.

Given the frequency of mergers, acquisitions and other change in control transactions in the oil and gas industry, we believe that the terms of the change in control and Severance Protection Agreements promote stability and continuity among our executives by providing them with reasonable compensation and benefits protection during a reasonable period of time after termination in which to obtain comparable employment. This allows the executives to remain neutral in the face of transactions that would benefit shareholders, but would result in their involuntary termination. Such terms and agreements are designed to attract and retain executives as we compete for talented executive employees in an environment where such protections are routinely provided. The multipliers of base salary and bonuses we use in calculating change in control severance benefits are competitive with those used by other companies in the oil and gas industry. The change in control terms for Messrs. Heinemann, Duginski and Wolf, as well as the Severance Protection Agreements, all have a double trigger feature which, without establishing unreasonably high barriers for a possible buyer of our Company, helps create an executive retention incentive benefiting the Company and our shareholders.

See “Potential Payments Upon Termination and Change in Control” in this Proxy Statement.

COMPLIANCE WITH IRC SECTION 162(M)

Our policy with respect to compensation paid to our Executive Officers is, to the extent possible, to deduct compensation that qualifies under Section 162(m) of the IRC as an expense. Section 162(m) of the IRC and related Treasury Department regulations restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the three other most highly compensated Executive Officers other than the Chief Financial Officer holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such Officers in any year and does not qualify for an exception under the statute or regulations. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond our control or the Committee’s control. In addition, the Committee and the Board believe that it is important to retain maximum flexibility in designing compensation programs that meet our stated objectives and fit within the Committee’s guiding principles. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of our factors in determining compensation, has not and will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation that preserve deductibility, consistent with our compensation goals. The Committee expects that some of the Executive Officers’ compensation as currently designed may not be fully deductible under Section 162(m) under some circumstances.

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of our Board of Directors

March 13, 2012	Ralph B. Busch III (Chairman)	Thomas J. Jamieson
	J. Frank Keller	Michael S. Reddin

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the following NEOs for the fiscal year ended December 31, 2011, 2010 and 2009. With the exception of Mr. Heinemann, our President and Chief Executive Officer, Mr. Duginski, our Executive Vice President and Chief Operating Officer and Mr. Wolf, our Executive Vice President and Chief Financial Officer, we have not entered into an employment agreement with any of the other NEOs:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Robert F. Heinemann President and Chief Executive Officer	2011	$620,000	$—	$2,122,754	$700,016	$890,000	$469,701	$4,802,471
	2010	$620,000	$—	$749,921	$—	$1,326,800	$314,601	$3,011,322
	2009	$600,000	$—	$2,600,026	$—	$1,184,500	$274,085	$4,658,611
Michael Duginski Executive Vice President and Chief Operating Officer	2011	$350,000	$—	$947,684	$312,513	$300,000	$115,813	$2,026,010
	2010	$329,600	$—	$334,772	$—	$450,000	$56,080	$1,170,452
	2009	$320,000	$125,000	$1,150,015	$—	$279,830	$56,746	$1,931,591
David D. Wolf Executive Vice President and Chief Financial Officer	2011	$320,000	$—	$909,785	$300,004	$275,000	$51,469	$1,856,258
	2010	$309,000	$—	$324,069	$—	$400,000	$53,450	$1,086,519
	2009	$300,000	$125,000	$1,100,015	$—	$262,341	$48,600	$1,835,956
G. Timothy Crawford Senior Vice President of California Production	2011	$285,000	$—	$473,840	$156,256	$135,000	$46,769	$1,096,865
	2010	$250,000	$—	$147,307	$—	$190,000	$47,249	$634,556
	2009	$233,654	$47,574	$525,021	$—	$122,426	$43,207	$971,882
Davis O. O’Connor Vice President, General Counsel and Secretary	2011	$273,000	$—	$379,073	$125,005	$170,000	$48,909	$995,987
	2010	$51,981	$200,000	$501,505	$—	$70,000	$14,981	$838,467
(1)	Reflects discretionary cash bonus payments for Messrs. Duginski, Wolf and Crawford paid in 2009 and a cash bonus payment to Mr. O’Connor upon joining the Company in October 2010. Payments under the ICP are set forth in the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects the grant date fair value of RSU awards and PSAP awards (assuming performance at target) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For assumptions used in determining these values, see footnote 7 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. 2011 awards include 2011 PSAP awards and RSU awards made in 2011 in respect of 2010 performance. Other than for Mr. O’Connor, 2010 awards reflect include only 2010 PSAP awards. For Mr. O’Connor, the 2010 award reflects the grant date fair value of the RSU award he received upon joining the Company in October 2010.
(3)	These amounts represent the grant date fair value of stock awards in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For assumptions used in determining these values, see footnote 7 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	These amounts represent the annual incentive earned under the ICP. See “Compensation Discussion and Analysis — Short Term Incentive Compensation.”

(5)	These amounts represent the amounts paid to each NEO for perquisites and other personal benefits, as more fully described in the following table:

Name	Year	Matching Contribution to 401(k) Thrift Plan	401(K) Excess Match Allowances	Sale of Accrued Vacation	Executive Life Insurance Program	Financial Planning Services	Auto Allowance	Total
Robert F. Heinemann	2011	$19,600	$29,938	$152,317	$31,000	$7,500	$9,000	$249,355
	2010	$19,600	$28,400	$—	$31,000	$7,500	$9,000	$95,500
	2009	$19,600	$29,523	$—	$30,000	$7,500	$9,000	$95,623
Michael Duginski	2011	$18,523	$6,738	$60,072	$16,480	$5,000	$9,000	$115,813
	2010	$19,600	$6,000	$—	$16,480	$5,000	$9,000	$56,080
	2009	$19,600	$7,146	$—	$16,000	$5,000	$9,000	$56,746
David D. Wolf	2011	$16,377	$5,092	$—	$16,000	$5,000	$9,000	$51,469
	2010	$19,600	$4,400	$—	$15,450	$5,000	$9,000	$53,450
	2009	$19,600	$—	$—	$15,000	$5,000	$9,000	$48,600
G. Timothy Crawford	2011	$19,600	$769	$—	$12,500	$2,500	$11,400	$46,769
	2010	$19,200	$1,649	$—	$12,500	$2,500	$11,400	$47,249
	2009	$17,215	$842	$—	$11,250	$2,500	$11,400	$43,207
Davis O. O’Connor	2011	$19,600	$4,159	$—	$13,650	$2,500	$9,000	$48,909
	2010	$—	$—	$—	$13,250	$—	$1,731	$14,981
(6)	Does not include the amount paid to each NEO as dividend equivalents on the shares of RSUs that were outstanding. The amount paid as dividend equivalents was $93,055, $91,553 and $113,833 for Mr. Heinemann; $38,737, $38,327 and $26,862 for Mr. Duginski; $42,803, $41,423 and $29,107 for Mr. Wolf; $15,816, $15,756 and $10,703 for Mr. Crawford; and $0 and $0 for Mr. O’Connor.
(7)	In addition to the items noted in footnote (5) above, the amount in column (i) for Mr. Heinemann reflects the cost attributable to Mr. Heinemann in the amount of $176,643, $167,011 and $139,740 relating to non-business, primarily commuter, use of charter aircraft and for our corporate aircraft, including related travel expenses, respectively for 2011, 2010 and 2009. The aggregate incremental cost of Mr. Heinemann’s non-business, primarily commuter, use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs and other variable costs specifically incurred. Additional allocation of personal use of charter aircraft and our corporate aircraft for commuting purposes is in the amount of $43,703, $52,090 and $38,722, respectively for 2011, 2010 and 2009.

GRANTS OF PLAN BASED AWARDS

The following table summarizes grants of plan-based awards during the fiscal year ended December 31, 2011:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert F. Heinemann	3/2/2011	$147,250	$1,240,000	$1,953,000	3,608	14,432	25,257	28,866	33,129	$2,822,770
Michael Duginski	3/2/2011	$83,125	$448,000	$1,102,500	1,611	6,443	11,275	12,887	14,790	$1,260,197
David D. Wolf	3/2/2011	$76,000	$387,200	$1,008,000	1,546	6,185	10,824	12,372	14,198	$1,209,789
G. Timothy Crawford	3/2/2011	$81,225	$202,350	$336,656	805	3,221	5,637	6,444	7,395	$630,096
Davis O. O’Connor	3/2/2011	$97,256	$273,000	$429,975	644	2,577	4,510	5,155	5,916	$504,078
(1)	These amounts represent potential payouts under the 2011 ICP. With respect to column (d), such amounts (other than for Mr. O’Connor) are calculated based on (i) the target payout percentage assigned to such officer under the 2010 ICP and (ii) a 1.0 ICP score. For Mr. O’Connor, who joined the Company in October 2010, such amount was calculated based on (i) a 100% target payout percentage and (ii) a 1.0 ICP score. For additional information about the 2011 ICP, please read “2011 Executive Compensation-Short-Term Incentive Compensation.”
(2)	These amounts represent the potential payouts pursuant to PSAP Awards granted in March 2011 to the NEOs under the 2011 PSAP. The PSAP Awards vest over a three-year period in an amount ranging from 25 – 175% of the target number of units awarded based on the performance criteria contained in the award agreements. For additional information about the 2011 PSAP, see “2011 Executive Compensation — 2011 Performance Share Award Program.”
(3)	These amounts represent NQSOs granted in March 2011 to the NEOs under the 2010 Equity Incentive Plan. The NQSOs vest at a rate of 25% per year over the first four years after the date of grant.
(4)	These amounts represent the aggregate grant date fair value of RSUs, NQSOs and PSAP Awards in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For assumptions used in determining these values, see footnote 7 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes outstanding equity awards as of December 31, 2011:

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
	Option Awards	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Award Expiration Date(1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Robert F. Heinemann	—	33,129	$48.50	3/2/2021	43,298(5)	$1,819,382
	—	—	$—	3/15/2020	24,034(4)	$1,009,909
	—	—	$—	12/10/2019	48,517	$2,038,684
	—	—	$—	12/11/2018	43,333	$1,820,853
	89,470	—	$43.61	12/13/2017	—	$—
	175,000	—	$32.57	12/14/2016	—	$—
	150,000	—	$30.65	12/14/2015	—	$—
	130,000	—	$21.58	11/22/2014	—	$—
	120,000	—	$14.38	6/15/2014	—	$—
Michael Duginski	—	14,790	$48.50	3/2/2021	19,330(5)	$812,247
	—	—	$—	3/15/2020	10,729(4)	$450,833
	—	—	$—	12/10/2019	21,459	$901,707
	—	—	$—	12/11/2018	17,500	$735,350
	36,133	—	$43.61	12/13/2017	—	$—
	56,000	—	$32.57	12/14/2016	—	$—
	50,000	—	$30.65	12/14/2015	—	$—
	70,000	—	$21.58	11/22/2014	—	$—
	20,000	—	$9.97	12/5/2013	—	$—
David D. Wolf	—	14,198	$48.50	3/2/2021	18,557(5)	$779,765
	—	—	$—	3/15/2020	10,386(4)	$436,420
	—	—	$—	12/10/2019	20,526	$862,503
	—	—	$—	12/11/2018	—	$—
	89,084	—	$41.18	8/4/2018	—	$—
G. Timothy Crawford	—	7,395	$48.50	3/2/2021	9,665(5)	$406,123
	—	—	$—	3/15/2020	4,721(4)	$198,376
	—	—	$—	12/10/2019	9,797	$411,670
	—	—	$—	12/11/2018	6,667	$280,147
	14,279	—	$43.61	12/13/2017	—	$—
	20,000	—	$32.57	12/14/2016	—	$—
	20,000	—	$30.65	12/14/2015	—	$—
Davis O. O’Connor	—	5,916	$48.50	3/2/2021	7,732(5)	$324,899
	—	—	$—	10/15/2020	14,908	$626,434
(1)	The NQSOs vest at a rate of 25% per year over the first four years after the date of grant.
(2)	The RSUs vest at a rate of 25% per year over the first four years after the date of grant. The RSU grants made on December 11, 2009, December 12, 2008 and December 14, 2007, once vested, are payable on the earlier of January 2014, January 2013 or January 2012, respectively, or the year following separation of service subject to the terms of further deferral elections. The PSAP Awards vest over a three-year period in an amount ranging from 25 – 175% of the units awarded based on the performance criteria contained in the award agreements. For additional information about the 2011 PSAP, see “2011 Executive Compensation — 2011 Performance Share Award Program.”

(3)	With respect to RSUs, this column represents the closing price of our Common Stock on December 30, 2011 multiplied by the number of shares subject to such awards. With respect to PSAP Awards, this column represents the closing price of our Common Stock on December 30, 2011 multiplied by the number of shares subject to such awards based on vesting at the target level.
(4)	These amounts represent an assumed vesting at the target level for 2010 PSAP Awards of 24,034; 10,729; 10,386; 4,721 and 0 for Messrs. Heinemann, Duginski, Wolf, Crawford and O’Connor, respectively.
(5)	These amounts represent an assumed vesting at the target level for 2011 PSAP Awards of 14,432; 6,443; 6,185; 3,221 and 2,577 for Messrs. Heinemann, Duginski, Wolf, Crawford and O’Connor, respectively and these also include RSU awards of 28,866; 12,887; 12,372; 6,444 and 5,155 RSUs for Messrs. Heinemann, Duginski, Wolf, Crawford and O’Connor, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the Option Exercises and Restricted Stock Unit Awards that vested for the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise(1)	(d) Number of Shares Acquired on Vesting(2)	(e) Value Realized on Vesting ($)(3)
Robert F. Heinemann	100,000	$3,231,699	—	$—
Michael Duginski	90,000	$3,829,269	—	$—
David D. Wolf	—	$—	—	$—
G. Timothy Crawford	100,000	$3,966,666	—	$—
Davis O. O’Connor	—	$—	—	$—
(1)	Represents the difference between the sale price of our Common Stock at exercise and the exercise price of the options.
(2)	Because 100% of the RSU’s that vested in 2011 were subject to deferral elections, no shares were acquired on the vesting of the RSU’s. Had the RSU’s not been subject to the deferral election, the following shares would have been issued on a gross basis before the sale of shares to cover income taxes on the vesting: 75,044 shares for Mr. Heinemann; 31,240 shares for Mr. Duginski; 57,285 shares for Mr. Wolf; 12,756 shares for Mr. Crawford and 0 for Mr. O’Connor.
(3)	The RSUs awarded in December 2007, 2008 and 2009, are subject to a deferral election in addition to the vesting schedule. This deferral election delays the issuance of the underlying stock and the actual recognition of income until after full vesting and until the earlier of January 2012 for 2007 awards and January 2013 for 2008 awards and January 2014 for 2009 awards or until cessation of employment. Since all of the shares that vested in 2011 were subject to this deferral election, no shares were issued and no values were actually received by the NEOs. Because the Value Realized on Vesting in this column does not include the vesting of deferred shares which were not actually recorded or occurred due to the deferral elections, no values are shown in column (e). Had the shares not been subject to the deferral elections, the values received during 2011 for RSUs that vested would have been as follows: $2,946,671 for Mr. Heinemann; $1,227,435 for Mr. Duginski; $2,776,506 for Mr. Wolf; $501,712 for Mr. Crawford and $0 for Mr. O’Connor.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The purpose of this section is to present calculations made under described assumptions of the value of potential benefits to be paid to our NEOs upon termination or upon termination in conjunction with a change in control.

When calculating the potential benefits to be paid, we have relied on the following assumptions, some of which are required by SEC regulations:

(1)	We experienced a change in ownership or effective control (as considered under IRC Section 280G) on December 31, 2011, the last business day of our last completed fiscal year. Such event did not actually occur.

(2)	The last reported closing market stock price of the Class A Common Stock as of December 31, 2011, which was $42.02.
(3)	Each NEO’s base amount was calculated using W-2, Box 1 compensation history amounts for the 2006 through 2010 calendar years. We annualized partial year compensation based on the date the NEO commenced services for us and any extraordinary one time payments in the year such services commenced.
(4)	The 120% semi-annual applicable federal rates for December 2011 which were as follows: .24% (short-term); 1.52% (mid-term); and 3.34% (long-term).
(5)	The applicable tax rates for purposes of computing the IRC Section 4999 excise tax gross-up were as follows: 35% (Federal); 9.3% (CA state); 4.63% (CO state); 0% (TX state); 1.45% (Medicare), and 20% (IRC Section 4999).
(6)	Each NEO terminated employment with us on December 31, 2011. Such event did not actually occur.
(7)	The below analysis does not include any calculations related to the equity grants made in 2012 and described elsewhere in this Proxy Statement.

Potential Payments on Termination Without Cause or with Good Reason

Under Mr. Heinemann’s Amended and Restated Employment Agreement, if we terminate Mr. Heinemann’s employment without cause, or Mr. Heinemann terminates his employment for good reason, he is entitled to severance in an amount equal to two times (1) his annual base salary, (2) his highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a period of two years. Mr. Heinemann’s unvested stock options and RSUs will also fully vest upon such an event, and he will have additional time to exercise stock options granted under our 1994 Stock Option Plan. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Under the employment agreement with each of Mr. Duginski and Mr. Wolf, if we terminate either officer’s employment without cause, or either officer terminates his employment for good reason, such officer is entitled to severance in an amount equal to one and one-half times (1) his annual base salary, (2) his highest annual bonus in the last two years, and (3) the then maximum annual Company matching contribution to the Company’s 401(k) plan, plus certain other benefits for an 18-month period. Additionally any of such officer’s unvested outstanding equity awards granted before January 1, 2009 will immediately vest and any granted after January 1, 2009 may immediately vest.

Name	Base Salary ($)(1)	Annual Incentive ($)(2)	Health and Welfare ($)(3)	Other Perquisites ($)(4)	Vesting of Unvested Equity ($)(5)	Total Estimated Payout Following Termination ($)
Robert F. Heinemann	$1,240,000	$2,369,000	$84,560	$117,200	$15,442,730	$19,253,490
Michael Duginski	$525,000	$577,245	$62,472	$55,500	$6,513,813	$7,734,030
David D. Wolf	$480,000	$551,012	$60,222	$51,900	$7,018,089	$8,161,223
(1)	Represents the base salary rate at December 31, 2011 multiplied by a factor of two times for Mr. Heinemann and one and one-half times for Messrs. Duginski and Wolf.
(2)	Represents the highest annual bonus in the previous two years consisting of 2010 and 2009 multiplied by a factor of two times for Mr. Heinemann and one and one-half times for Messrs. Duginski and Wolf.
(3)	Represents the normal health care and life insurance coverage for a period of two years for Mr. Heinemann and eighteen months for Messrs. Duginski and Wolf.
(4)	Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a period of two years for Mr. Heinemann and 18 months for Messrs. Duginski and Wolf.
(5)	Represents the value of the accelerated vesting of previous unvested equity awards under the assumptions set forth above.

Potential Payments on Death or Disability

Under Mr. Heinemann’s Amended and Restated Employment Agreement, and Mr. Duginski and Mr. Wolf’s employment agreements, if Mr. Heinemann, Mr. Duginski or Mr. Wolf dies or becomes disabled while employed by the Company, Mr. Heinemann’s, Mr. Duginski’s or Mr. Wolf’s, as applicable, unvested stock options and RSUs will fully vest upon such an event, and he or his estate will have additional time to exercise stock options granted under our 2005 Equity Incentive Plan and the 1994 Stock Option Plan. The value of the vesting of the unvested equity upon death or disability is $15,442,730, $6,513,813 and $7,018,089 for Mr. Heinemann, Mr. Duginski and Mr. Wolf, respectively.

Potential Payments on Termination and Change in Control

Our NEOs are eligible to receive certain benefits in the event of termination of employment following a change in control. As discussed in the sections “Chief Executive Officer,” “Executive Vice Presidents” and “Change in Control Agreements,” the Company has agreements with its NEOs which require that in conjunction with a change in control, as defined, if we terminate the employment without cause or if the NEO terminates employment for good reason within two years following a change in control, the NEO is entitled to severance consisting of: (1) annual base salary; (2) the highest annual bonus in the last two years; (3) our then maximum annual matching contribution to our 401(k) Plan; (4) car allowance; (5) welfare benefit continuation; and (6) life insurance premium continuation. In addition, the NEO’s unvested stock options and RSUs will fully vest upon such event and the IRC Section 280 tax gross up for severance will be paid if applicable. The time period severance factor for the calculation of the payments is: (1) three years for Mr. Heinemann; (2) two and one-half years for Mr. Duginski and Mr. Wolf; and (3) two years for Messrs. Crawford and O’Connor.

Termination in Conjunction with a Change in Control

Name	Base Salary ($)(1)	Annual Incentive ($)(2)	Health and Welfare ($)(3)	Other Perquisites ($)(4)	Vesting of Unvested Equity ($)(5)	Excise Tax Gross-Up ($)(6)	Total Estimated Payout Following Termination upon Change in Control ($)
Robert F. Heinemann	$1,860,000	$3,553,500	$128,917	$175,800	$15,442,730	$2,982,350	$24,143,297
Michael Duginski	$875,000	$962,075	$122,104	$92,500	$6,513,813	$1,379,144	$9,944,636
David D. Wolf	$800,000	$918,353	$118,354	$86,500	$7,018,089	$1,344,304	$10,285,600
G. Timothy Crawford	$570,000	$340,000	$59,944	$68,400	$2,748,357	$0	$3,786,701
Davis O. O’Connor	$546,000	$400,000	$67,622	$61,680	$951,332	$575,100	$2,601,734
(1)	Represents the base salary rate at December 31, 2011 multiplied by a factor of: three times for Mr. Heinemann; two and one-half times for Messrs. Duginski and Wolf; and two times for Messrs. Crawford and O’Connor.
(2)	Represents the highest annual bonus in the last two years multiplied by a factor of: three times for Mr. Heinemann; two and one-half times for Messrs. Duginski and Wolf; and two times for Messrs. Crawford and O’Connor.
(3)	Represents the normal health care and life insurance coverage for a period of: three times for Messrs. Heinemann, Duginski and Wolf; and two times for Messrs. Crawford and O’Connor.
(4)	Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a factor of: three times for Mr. Heinemann; two and one-half times for Messrs. Duginski and Wolf; and two times for Messrs. Crawford and O’Connor.
(5)	Represents the value calculated for the acceleration of vesting of unvested stock options and RSUs and the highest value calculated for the stock option life extension that would apply to amounts triggered by the termination of employment in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table).
(6)	Represents the excise tax gross-up payment that would apply to amounts triggered by a termination in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table). No excise tax gross-up payment is included for Mr. Crawford because he has no excise tax liability based on his prior year’s compensation and the required change in control payment.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 19, 2012, the only persons known to us to beneficially own 5% or more of our voting securities of the indicated classes, owned beneficially, within the meaning of the rules of the Securities and Exchange Commission, by persons, other than Directors or Officers:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202	1,934,116	(1)	3.7%
Class B Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202	1,797,784	(1)	100%
Class A Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,989,322	(2)	6%
Class A Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	4,530,048	(3)	9%
(1)	Based solely on the Schedule 13G/A filed with the SEC on January 26, 2012 by Winberta Holdings Ltd. (Winberta). According to the Schedule 13G/A, Winberta has sole voting and dispositive power on all of the shares indicated. The Class B Stock shares are convertible into Class A Common Stock at the request of Winberta. The Class A Common Stock and Class B Stock are voted as a single class. Winberta’s combined shares comprise 6.9% of the total voting power of our Capital Stock outstanding as of March 19, 2012.
(2)	Based solely on the Schedule 13G/A filed with the SEC on January 20, 2012 by BlackRock, Inc. (BlackRock). According to the Schedule 13G/A, Blackrock has sole power to vote and to dispose or direct the disposition of all of the shares indicated.
(3)	Based solely on the Schedule 13G/A filed with the SEC on February 13, 2012 by FMR LLC. According to the Schedule 13G/A, FMR LLC has sole power to direct the vote on 1,447,348 shares and the sole power to dispose or direct the disposition of 4,530,048 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that directors, officers and beneficial owners of 10% or more of any class of equity securities file reports of ownership and changes in ownership with the SEC. Those persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required, all Section 16(a) reports were filed on a timely basis in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board is committed to maintaining the highest legal and ethical standards and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Charter of our Corporate Governance and Nominating Committee (CGN Committee) requires that members of the CGN Committee review, approve and publicly disclose related party transactions for which such approval is required under applicable law, including the rules and regulations of the Securities and Exchange Commission and the listed company manual of the New York Stock Exchange. All of the members of the CGN Committee are independent Directors within the meaning of our Director Independence Standards, the criteria established by the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. The CGN Committee, to the extent feasible, reviews related party transactions in advance to approve such transactions. However, our Board has determined that the Chairman of the CGN Committee can pre-approve or ratify, as the case may be, any related party transaction in which the aggregate amount involved is expected to be less than $250,000 so long as each such transaction is presented to the CGN Committee at its next regularly scheduled meeting. Additionally, the CGN Committee annually reviews and assesses each approved related party transaction to confirm that each such transaction is in compliance with the CGN Committee’s guidelines and that the related party transaction remains appropriate.

We have determined that the CGN Committee shall, subject to certain defined exceptions, review and approve any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any transactions involving indebtedness or guarantees of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•	we are a participant; and
•	any “Related Person” has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

We define a “Related Person” to be:

•	any of our senior officers (which shall include at a minimum each Executive Vice President and any Section 16(a) officer) or Directors;
•	a shareholder owning (either directly or beneficially) in excess of 5% of our outstanding Capital Stock;
•	a person who is an immediate family member of any of the foregoing; or
•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of such entity. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The CGN Committee has reviewed the general categories of related party transactions described below and determined that each such category of related party transactions is deemed to be pre-approved by the CGN Committee and does not rise to the level of deeming the relevant Related Person to become non-independent, even if the aggregate amount involved will exceed $120,000:

•	any employment by us of an executive officer if: (a) such compensation is required to be reported in our Proxy Statement; or (b) the executive officer is not an immediate family member of another of our officers or Directors, the related compensation would be reported in our Proxy Statement if the executive officer were a named executive officer, and our Compensation Committee approved (or recommended that our Board approve) such compensation;
•	any compensation paid to a Director if the compensation is required to be reported in our Proxy Statement;
•	any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s outstanding capital stock, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2%, of that company’s total annual revenues;
•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2%, of the charitable organization’s total annual receipts;

•	any transaction in which the Related Person’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis (e.g. dividends);
•	any transaction involving a Related Person in which the rates or charges involved are determined by competitive bids;
•	any transaction in which the Related Person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
•	the purchase by us of up to $1,000,000 annually of oilfield parts and supplies from S&D Supply Company, a division of Eagle Creek Mining & Drilling, Inc. (Eagle Creek); or
•	the purchase or sale through a third party for investment purposes by a Related Person of any of our outstanding debt securities.

When considering the transactions described below involving Eagle Creek, purchases of our outstanding debt securities, and the Victory Settlement Trust, the CGN Committee acknowledged that, while each of these is considered a “related party transaction” pursuant to our Corporate Governance Guidelines, they do not rise to a level affecting the independence of the relevant Related Party, and that the CGN Committee and our Board have therefore determined that such transactions and matters do not require further analysis by the CGN Committee or our Board unless such transactions materially change in the future.

In addition, our Code of Business Conduct and Ethics prohibits any of our employees, officers or Directors from (a) taking for themselves personally business opportunities that are discovered through the use of Company property, information or position, (b) using any Company property, information or position for personal gain, and (c) competing with the Company. If a business opportunity is rejected by disinterested officers or by our Board of Directors, then other employees, officers and Directors are not prohibited from pursuing the opportunity.

Eagle Creek Mining & Drilling, Inc.

Eagle Creek, a California corporation, was a wholly-owned subsidiary of our predecessor, Berry Holding Company (BHC), until it was spun off to the majority shareholders of our predecessor in 1984. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company, a California partnership (S&D). S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby we purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999 and was not renewed. Even though the contract expired, based on competitive pricing, we continue to purchase oilfield parts and supplies from S&D. The amounts paid to S&D in 2011, 2010 and 2009 were $614,420, $588,423 and $578,232, respectively. Our total purchases of oilfield pipe, parts and supplies in 2011 from competing vendors selling similar items were in excess of $101 million, such that our purchases from S&D were approximately 0.61% of our total purchases. We believe we pay competitive prices for our purchases from S&D. Mr. Bush was a director of Eagle Creek until July of 2010 and collectively Mr. Bush and his immediate family and Mr. Busch and his immediate family own approximately 24% of the capital stock of Eagle Creek.

Outstanding Debt Securities

We have been informed that Mr. Busch owns $150,000 of our 8¼% Senior Subordinated Notes due 2016 (2016 Notes), Mr. Bush owns $275,000 of our 2016 Notes, $210,000 of our 10¼% Senior Notes due 2014 (2014 Notes) and $115,000 of our 6¾% Senior Notes due 2020 (2020 Notes), Mr. Gaul owns $1,000,000 of our 2016 Notes and Mr. Young’s affiliate, Falcon Seaboard Investment Company, LP, owns $3,000,000 of our 2016 Notes. In addition, Mr. Heinemann owns $250,000 of our 2014 Notes, Mr. Duginski owns $150,000 of our 2016 Notes and $100,000 of our 2020 Notes and Mr. Crawford owns $125,000 of our 2016 Notes and $107,000 of our 2014 Notes. In all instances, such notes were acquired from third parties in transactions not involving the Company. These are publicly-traded securities and these Directors and officers received no consideration or assistance from the Company in connection such acquisitions. We encourage our insiders to hold our securities and consider such ownership to be in our shareholders’ best interest. While the purchase or sale of our equity securities would not be deemed a related transaction under SEC regulations, the purchase or sale of our debt securities is not afforded the same treatment even though the purchaser of such debt security receives the same benefits on a pro rata basis as all other holders of the debt securities and the holder did not purchase the debt securities directly from us.

On March 6, 2012, we commenced a cash tender offer (Tender Offer) for up to $150 million aggregate principal amount of our 2014 Notes. The purchase price in the Tender Offer will be determined based on a modified “dutch auction” process. The Tender Offer expired on April 2, 2012 and settled on April 3, 2012. To the extent any of our officers or Directors tendered 2014 Notes, such notes were repurchased in accordance with the terms of the Tender Offer. In addition, on March 9, 2012, we issued a notice of redemption (the Redemption) for all of the outstanding principal amount of our 2016 Notes pursuant to the terms of and at the redemption price set forth in the indenture governing such notes, and, accordingly, will redeem all 2016 Notes held by any directors and officers as of April 9, 2012. The Board of Directors considered the ownership interests of our officers and Directors in approving the Tender Offer and Redemption. In addition, each of the disinterested Directors (i.e., those Directors not owning any such debt securities) held a separate vote unanimously approving the Tender Offer and Redemption.

Victory Settlement Trust

In connection with our reorganization in 1985, Victory Oil Company (Victory), a California partnership and, at such time, a shareholder of BHC, brought suit against BHC and all of its directors and officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory’s shares of BHC stock were converted into shares of our Class A Common Stock representing approximately 9.7% of the shares of our Class A Common Stock outstanding immediately subsequent to the reorganization. In 1986, we, along with Victory and certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the Settlement Agreement).

The Settlement Agreement provided for the exchange (and retirement) of all shares of our Class A Common Stock held by Victory and certain of its affiliates for certain assets (the Settlement Assets) conveyed by us to Victory. The Settlement Assets consisted of: (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property (Maxwell Royalty) and (ii) a parcel of real property in Napa, California.

The shares of BHC originally acquired by Victory and the shares of our Class A Common Stock issued to Victory in exchange for such shares of BHC in the reorganization (the Victory Shares) were acquired subject to a legend provision designed to carry out certain provisions of the will of Clarence J. Berry, the founder of our predecessor companies. The legend enforces an equitable charge (the Equitable Charge) which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the B Group).

As a result of the Settlement Agreement, the B Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to protect the interests of the B Group, we executed a Declaration of Trust (the Victory Settlement Trust). In recognition of our, and Victory’s, obligations with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to us in our capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty (Maxwell B Group Payments). The Maxwell B Group Payments will continue until the death of the last surviving member of the B Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the B Group.

Under the Settlement Agreement, we agreed to guarantee that the B Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when we declare and pay dividends on our capital stock, we are obligated to calculate separately the applicable distribution (the Trust Payment). We will make payments from the Victory Settlement Trust to the surviving member of the B Group, which payments may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the B Group for the remainder of his life. Typically, the Maxwell B Group Payments have contributed to a portion or all of the Trust Payment. During 2011, the Company paid $31,320 to meet our obligations to the Victory Settlement Trust.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors consists of Messrs. Cropper, Gaul, Jamieson, and Mr. Young. Our Board has determined that each of Messrs. Cropper, Gaul, Jamieson and Mr. Young is an audit committee financial expert as defined in the rules and regulations of the Securities and Exchange Commission and that each member of the Audit Committee is independent within the meaning of our Director Independence Standards, the criteria established by the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Mr. Gaul serves as the Chairman of the Committee. In 2011, the Audit Committee met 10 times.

Management is responsible for the Company’s internal controls and financial reporting process. PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm for the year ended December 31, 2011, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its report thereon.

The Audit Committee’s purpose is to assist the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors and (4) the performance of the Company’s internal audit function. The Audit Committee reviews, among other things, the Company’s auditing performance and practices, risk management, financial and credit risks, accounting policies and practices, internal control, internal audit policies and practices, tax matters, financial reporting and financial disclosure policies and practices and hedging policies and practices, and reports the results of its reviews to the Board of Directors. The Audit Committee is responsible for: (1) selecting and reviewing the qualifications, independence and performance of our independent registered public accounting firm; (2) reviewing the scope of the annual audit; (3) pre-approving the nature of non-audit services; (4) approving the fees to be paid to the independent registered public accounting firm; (5) approving outside firms hired for their expertise to conduct special projects and internal audits and reviewing their reports; (6) reviewing our accounting practices; and (7) performing any other tasks as described in the Audit Committee’s Charter.

The Audit Committee has reviewed and discussed with management of the Company and with PwC, the Company’s audited financial statements as of and for the year ended December 31, 2011.

The Audit Committee has also discussed with PwC the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee has reviewed the services provided by PwC and has specifically pre-approved all services performed by PwC and determined that all fees billed by PwC for non-audit services are compatible with maintaining PwC’s independence. PwC representatives meet with and directly report to the Audit Committee (and the Audit Committee Chairman).

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee of our Board of Directors

March 13, 2012	J. Herbert Gaul, Jr. (Chairman)	Stephen L. Cropper
	Thomas J. Jamieson	Martin H. Young, Jr.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011 AND 2010

The following table presents fees for professional services rendered by PwC for the audit of our consolidated financial statements as of and for the years ended December 31, 2011 and 2010, as well as fees billed for audit-related services, tax services and all other services rendered by PwC for 2011 and 2010 (in thousands):

	2011	2010
Audit Fees(1)	$1,122	$1,080
Audit Related Fees(2)	$—	$—
Tax Fees(3)	$203	$215
All Other Fees(4)	$—	$2
Total	$1,325	$1,297
(1)	Includes the fees billed for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services normally provided by PwC in connection with statutory and regulatory filings and submittals or engagements for such years. Amounts also include the fees billed for professional services rendered for attestation services required by applicable statutes or regulations including, without limitation, the report on the effectiveness of our internal control over financial reporting as specified in Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes the fees billed for professional services rendered for assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements that are not included above under Audit Fees.
(3)	Includes fees billed for professional services rendered by PwC, primarily in connection with our tax compliance, including tax return assistance and technical advice related to the preparation of tax returns, various tax issues and tax planning.
(4)	Includes the aggregate fees billed for products and services, including software licenses and other services provided by PwC, not reported above. PwC did not provide any financial information systems design or implementation services during 2011 or 2010.

All services provided by PwC in 2011 and 2010 were pre-approved by the Audit Committee. The non-audit services were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

Under these Audit Committee’s pre-approval procedures, the members of the Audit Committee or the Chairman of the Audit Committee pre-approve both the type of services to be provided by PwC and the estimated fees related to such services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with applicable rules and regulations of the Securities and Exchange Commission. Throughout the year, the Audit Committee reviews any revisions to the estimates of pre-approved audit and non-audit fees.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a shareholder proposal that is otherwise eligible for inclusion in our proxy materials for our 2013 Annual Meeting of Shareholders is December 7, 2012.

Notice of shareholder proposals that are not seeking to be included in our proxy materials but are otherwise eligible to be considered at the 2013 Annual Meeting of Stockholders must be received no earlier than September 8, 2012, and no later than the close of business on December 7, 2012; provided, however, that in the event that the date of the 2013 Annual Meeting is more than 30 days before or more than 90 days after the anniversary date of the 2012 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made. Any such notice must be submitted to our Corporate Secretary in writing at 1999 Broadway, Suite 3700, Denver, Colorado 80202. Shareholders are also advised to review our Amended and Restated Bylaws which contain additional requirements for submitted shareholder proposals and director nominations.

All shareholders submitting proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORT

Our 2011 Annual Report to Shareholders has been mailed or made available to shareholders previously or is being mailed or made available concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 1999 BROADWAY, SUITE 3700, DENVER, CO 80202.

HOUSEHOLDING

The SEC permits a single set of Annual Reports and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you would likely receive only one Annual Report and Proxy Statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, or if any such beneficial shareholder that elected to continue to receive separate Annual Reports or Proxy Statements wishes to receive a single Annual Report or Proxy Statement in the future, that shareholder should contact their broker or send a request to the Corporate Secretary at our principal executive offices, 1999 Broadway, Suite 3700, Denver, Colorado 80202, telephone number 303-999-4400. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2011 Annual Report and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

PROXY SOLICITATION AND EXPENSES

The total cost of this solicitation of proxies will be borne by us. Copies of the proxy materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We may reimburse persons holding shares in their own names or in the names of their nominees for actual out-of-pocket expenses they incur in obtaining instructions from beneficial owners of such shares. Further, in addition to use of the mails, certain officers, directors and our regular employees, without receiving additional compensation, may solicit proxies personally by telephone, e-mail or facsimile.

OTHER MATTERS

Neither the Board of Directors nor management knows of any other business to be presented for shareholder action at the Annual Meeting and does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders. If other matters do properly come before the Annual Meeting, the Board of Directors intend that the persons named on the Form of Proxy Card will vote on said matters in accordance with such person’s best judgment on those matters.

The above Notice of Annual Meeting of Shareholders, Proxy Statement and Form of Proxy Card are sent by Order of our Board of Directors.

DAVIS O. O’CONNOR Vice President, General Counsel and Secretary

April 6, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

BERRY PETROLEUM COMPANY

INTERNET
http://www.proxyvoting.com/bry
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

21179

▼ FOLD AND DETACH HERE ▼

The Board of Directors Recommends a Vote FOR ALL on Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Please mark your votes as indicated in this example **X**

1. ELECTION OF DIRECTORS — FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

Nominees:

01 R. Busch III	06 R. Heinemann
02 W. Bush	07 T. Jamieson
03 S. Cropper	08 J. Keller
04 J. Gaul	09 M. Reddin
05 S. Hadden	10 M. Young

The proxy holders are authorized to vote upon such other business as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

You can now access your Berry Petroleum Company account online.

Access your Berry Petroleum Company account online via Investor ServiceDirect® (ISD).

The transfer agent for Berry Petroleum Company, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ **FOLD AND DETACH HERE** ▼

BERRY PETROLEUM COMPANY

Proxy for the Annual Meeting of Shareholders

The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Davis O. O'Connor, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 19, 2012 at the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2012 or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

21179

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

BERRY PETROLEUM COMPANY

INTERNET
http://www.proxyvoting.com/bry
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

21182-gr

▼ FOLD AND DETACH HERE ▼

The Board of Directors Recommends a Vote FOR ALL on Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS — FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

Nominees:

01 R. Busch III	06 R. Heinemann
02 W. Bush	07 T. Jamieson
03 S. Cropper	08 J. Keller
04 J. Gaul	09 M. Reddin
05 S. Hadden	10 M. Young

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

The proxy holders are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ________________ Signature ________________ Date ________

▼ FOLD AND DETACH HERE ▼

BERRY PETROLEUM COMPANY

Proxy for the Annual Meeting of Shareholders

The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Davis O. O'Connor, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 19, 2012 at the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2012 or any adjournment thereof.

Address Change/Comments **(Mark the corresponding box on the reverse side)**

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

21182-gr